Exhibit 2.1



                         AGREEMENT AND PLAN OF MERGER


                         DATED AS OF OCTOBER 14, 1998


                                    BETWEEN


                            KERR-McGEE CORPORATION


                                      AND


                              ORYX ENERGY COMPANY
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                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I

                                  THE MERGER  . . . . . . . . . . . . . .    9
         1.1             The Merger   . . . . . . . . . . . . . . . . . .    9
         1.2             Closing  . . . . . . . . . . . . . . . . . . . .    9
         1.3             Effective Time   . . . . . . . . . . . . . . . .    9
         1.4             Effects of the Merger  . . . . . . . . . . . . .   10
         1.5             Certificate of Incorporation   . . . . . . . . .   10
         1.6             By-Laws  . . . . . . . . . . . . . . . . . . . .   10
         1.7             Officers and Directors of Surviving
                         Corporation  . . . . . . . . . . . . . . . . . .   10
         1.8             Reverse Stock Split  . . . . . . . . . . . . . .   11
         1.9             Effect of Merger on Capital Stock  . . . . . . .   11
         1.10            Stock Options  . . . . . . . . . . . . . . . . .   11
         1.11            Certain Adjustments  . . . . . . . . . . . . . .   12

                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES   . . . . . . . . . .   13
         2.1             Exchange Fund  . . . . . . . . . . . . . . . . .   13
         2.2             Exchange and Distribution Procedures   . . . . .   13
         2.3             Distributions with Respect to Unexchanged
                         Shares   . . . . . . . . . . . . . . . . . . . .   14
         2.4             No Further Ownership Rights in Oryx Common
                         Stock  . . . . . . . . . . . . . . . . . . . . .   14
         2.5             No Fractional Shares   . . . . . . . . . . . . .   14
         2.6             Termination of Exchange Fund   . . . . . . . . .   15
         2.7             No Liability   . . . . . . . . . . . . . . . . .   15
         2.8             Investment of the Exchange Fund  . . . . . . . .   15
         2.9             Lost Certificates  . . . . . . . . . . . . . . .   15
         2.10            Withholding Rights   . . . . . . . . . . . . . .   16
         2.11            Further Assurances   . . . . . . . . . . . . . .   16
         2.12            Stock Transfer Books   . . . . . . . . . . . . .   16
         2.13            Affiliates   . . . . . . . . . . . . . . . . . .   16

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES  . . . . . . . . .   17
         3.1             Representations and Warranties of Kerr-
                         McGee.   . . . . . . . . . . . . . . . . . . . .   17
                         (a)      Organization, Standing and Power;
                                  Subsidiaries  . . . . . . . . . . . . .   17
                         (b)      Capital Structure . . . . . . . . . . .   18
                         (c)      Authority; No Conflicts . . . . . . . .   19
                         (d)      Reports and Financial Statements  . . .   20

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                         (e)      Information Supplied  . . . . . . . . .   21
                         (f)      Board Approval  . . . . . . . . . . . .   22
                         (g)      Vote Required . . . . . . . . . . . . .   22
                         (h)      Litigation; Compliance with Laws  . . .   22
                         (i)      Absence of Certain Changes or
                                  Events  . . . . . . . . . . . . . . . .   23
                         (j)      Environmental Matters . . . . . . . . .   23
                         (k)      Intellectual Property . . . . . . . . .   24
                         (l)      Rights Agreement  . . . . . . . . . . .   25
                         (m)      Brokers or Finders  . . . . . . . . . .   25
                         (n)      Opinion of Kerr-McGee Financial
                                  Advisor . . . . . . . . . . . . . . . .   26
                         (o)      Accounting Matters  . . . . . . . . . .   26
                         (p)      Taxes . . . . . . . . . . . . . . . . .   26
                         (q)      Certain Contracts . . . . . . . . . . .   26
                         (r)      Employee Benefits . . . . . . . . . . .   27
                         (s)      Labor Matters . . . . . . . . . . . . .   28
                         (t)      Ownership of Oryx Common Stock  . . . .   28
         3.2             Representations and Warranties of Oryx.    . . .   28
                         (a)      Organization, Standing and Power;
                                  Subsidiaries  . . . . . . . . . . . . .   28
                         (b)      Capital Structure . . . . . . . . . . .   29
                         (c)      Authority; No Conflicts . . . . . . . .   31
                         (d)      Reports and Financial Statements  . . .   32
                         (e)      Information Supplied  . . . . . . . . .   32
                         (f)      Board Approval  . . . . . . . . . . . .   33
                         (g)      Vote Required . . . . . . . . . . . . .   33
                         (h)      Litigation; Compliance with Laws  . . .   34
                         (i)      Absence of Certain Changes or
                                  Events  . . . . . . . . . . . . . . . .   34
                         (j)      Environmental Matters . . . . . . . . .   34
                         (k)      Intellectual Property . . . . . . . . .   35
                         (l)      Rights Agreement  . . . . . . . . . . .   35
                         (m)      Brokers or Finders  . . . . . . . . . .   35
                         (n)      Opinion of Oryx Financial Advisor . . .   36
                         (o)      Accounting Matters  . . . . . . . . . .   36
                         (p)      Taxes . . . . . . . . . . . . . . . . .   36
                         (q)      Certain Contracts . . . . . . . . . . .   36
                         (r)      Employee Benefits . . . . . . . . . . .   36
                         (s)      Labor Matters . . . . . . . . . . . . .   37
                         (t)      Ownership of Kerr-McGee Common
                                  Stock . . . . . . . . . . . . . . . . .   38
                         (u)      Devon Stock . . . . . . . . . . . . . .   38

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . .   38
         4.1             Covenants of Kerr-McGee.     . . . . . . . . . .   38
                         (a)      Ordinary Course . . . . . . . . . . . .   38

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                         (b)      Dividends; Changes in Capital Stock . .   39
                         (c)      Issuance of Securities  . . . . . . . .   39
                         (d)      Governing Documents . . . . . . . . . .   39
                         (e)      No Acquisitions . . . . . . . . . . . .   40
                         (f)      No Dispositions . . . . . . . . . . . .   40
                         (g)      Investments; Indebtedness . . . . . . .   40
                         (h)      Pooling; Tax-Free Qualification . . . .   41
                         (i)      Compensation  . . . . . . . . . . . . .   41
                         (j)      Accounting Methods; Income Tax
                                  Elections . . . . . . . . . . . . . . .   41
                         (k)      Certain Agreements  . . . . . . . . . .   41
                         (l)      Rights Agreement  . . . . . . . . . . .   41
         4.2             Covenants of Oryx  . . . . . . . . . . . . . . .   42
                         (a)      Ordinary Course . . . . . . . . . . . .   42
                         (b)      Dividends; Changes in Capital Stock . .   42
                         (c)      Issuance of Securities  . . . . . . . .   43
                         (d)      Governing Documents . . . . . . . . . .   43
                         (e)      No Acquisitions . . . . . . . . . . . .   43
                         (f)      No Dispositions . . . . . . . . . . . .   43
                         (g)      Investments; Indebtedness . . . . . . .   43
                         (h)      Pooling; Tax-Free Qualification . . . .   44
                         (i)      Compensation  . . . . . . . . . . . . .   44
                         (j)      Accounting Methods; Income Tax
                                  Elections . . . . . . . . . . . . . . .   44
                         (k)      Certain Agreements  . . . . . . . . . .   44
                         (l)      Rights Agreement  . . . . . . . . . . .   45
         4.3             Governmental Filings   . . . . . . . . . . . . .   45
         4.4             Control of Other Party's Business  . . . . . . .   45

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS  . . . . . . . . . . .   45
         5.1             Preparation of Proxy Statement; Stockholders
                         Meetings   . . . . . . . . . . . . . . . . . . .   45
         5.2             Access to Information  . . . . . . . . . . . . .   48
         5.3             Reasonable Best Efforts  . . . . . . . . . . . .   49
         5.4             Acquisition Proposals  . . . . . . . . . . . . .   51
         5.5             Employee Benefits Matters  . . . . . . . . . . .   52
         5.6             Fees and Expenses  . . . . . . . . . . . . . . .   55
         5.7             Directors' and Officers' Indemnification and
                         Insurance  . . . . . . . . . . . . . . . . . . .   55
         5.8             Public Announcements   . . . . . . . . . . . . .   56
         5.9             Accountant's Letters   . . . . . . . . . . . . .   56
         5.10            Listing of Shares of Company Common Stock  . . .   57
         5.11            Affiliates   . . . . . . . . . . . . . . . . . .   57
         5.12            Oryx Partnership Name  . . . . . . . . . . . . .   58
         5.13            Reverse Stock Split  . . . . . . . . . . . . . .   58
         5.14            Transition Management  . . . . . . . . . . . . .   58


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                                  ARTICLE VI

                             CONDITIONS PRECEDENT   . . . . . . . . . . .   59
         6.1             Conditions to Each Party's Obligation to
                         Effect the Merger  . . . . . . . . . . . . . . .   59
                         (a)      Stockholder Approval  . . . . . . . . .   59
                         (b)      No Injunctions or Restraints,
                                  Illegality  . . . . . . . . . . . . . .   59
                         (c)      HSR Act . . . . . . . . . . . . . . . .   59
                         (d)      Governmental and Regulatory
                                  Approvals . . . . . . . . . . . . . . .   59
                         (e)      NYSE Listing  . . . . . . . . . . . . .   60
                         (f)      Effectiveness of the Form S-4 . . . . .   60
                         (g)      Pooling . . . . . . . . . . . . . . . .   60
                         (h)      Reverse Split . . . . . . . . . . . . .   60
         6.2             Additional Conditions to Obligations of
                         Kerr-McGee   . . . . . . . . . . . . . . . . . .   60
                         (a)      Representations and Warranties  . . . .   61
                         (b)      Performance of Obligations of Oryx.
                                    . . . . . . . . . . . . . . . . . . .   61
                         (c)      Tax Opinion . . . . . . . . . . . . . .   61
                         (d)      Rights Agreement  . . . . . . . . . . .   61
         6.3             Additional Conditions to Obligations of
                         Oryx.    . . . . . . . . . . . . . . . . . . . .   61
                         (a)      Representations and Warranties  . . . .   61
                         (b)      Performance of Obligations of Kerr-
                                  McGee.    . . . . . . . . . . . . . . .   62
                         (c)      Tax Opinion . . . . . . . . . . . . . .   62
                         (d)      Rights Agreement  . . . . . . . . . . .   62

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT  . . . . . . . . . .   62
         7.1             Termination  . . . . . . . . . . . . . . . . . .   62
         7.2             Effect of Termination  . . . . . . . . . . . . .   64
         7.3             Amendment  . . . . . . . . . . . . . . . . . . .   66
         7.4             Extension; Waiver  . . . . . . . . . . . . . . .   66

                                 ARTICLE VIII

                              GENERAL PROVISIONS  . . . . . . . . . . . .   66
         8.1             Non-Survival of Representations, Warranties
                         and Agreements   . . . . . . . . . . . . . . . .   66
         8.2             Notices  . . . . . . . . . . . . . . . . . . . .   66
         8.3             Interpretation   . . . . . . . . . . . . . . . .   67
         8.4             Counterparts   . . . . . . . . . . . . . . . . .   67
         8.5             Entire Agreement; No Third Party
                         Beneficiaries  . . . . . . . . . . . . . . . . .   68
         8.6             GOVERNING LAW  . . . . . . . . . . . . . . . . .   68

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         8.7             Severability   . . . . . . . . . . . . . . . . .   68
         8.8             Assignment   . . . . . . . . . . . . . . . . . .   68
         8.9             Submission to Jurisdiction; Waivers  . . . . . .   69
         8.10            Enforcement  . . . . . . . . . . . . . . . . . .   69
         8.11            Definitions  . . . . . . . . . . . . . . . . . .   69













































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                               LIST OF EXHIBITS


Exhibit                  Title


1.5                      Form of Amended and Restated Certificate of
                         Incorporation of Surviving Corporation
1.6                      Form of By-Laws of Surviving Corporation
1.7                      Directors of Surviving Corporation
5.5(e)                   Actions with respect to Certain Benefit Plans
5.11                     Form of Affiliate Letter






































                                      vi
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                         AGREEMENT AND PLAN OF MERGER, dated as of October
14, 1998 (this "Agreement"), between KERR-McGEE CORPORATION, a Delaware corporation ("Kerr-McGee"), and ORYX ENERGY COMPANY, a Delaware corporation ("Oryx").


                             W I T N E S S E T H:


                         WHEREAS, the Boards of Directors of Oryx and Kerr-
McGee deem it advisable and in the best interests of each corporation and its respective stockholders that Oryx and Kerr-McGee engage in a business combination as peer firms in a merger of equals in order to advance the long-term strategic business interests of Oryx and Kerr-McGee;

                         WHEREAS, the combination of Oryx and Kerr-McGee
shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

                         WHEREAS, immediately prior to the Effective Time (as
defined in Section 1.3), Oryx shall effect a reverse stock split (the "Reverse Split") of its common stock, par value $1.00 per share ("Oryx Common Stock"), as set forth in Section 1.8;

                         WHEREAS, the respective Boards of Directors of Oryx
and Kerr-McGee have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Oryx Common Stock issued and outstanding after giving effect to the Reverse Split and immediately prior to the Effective Time, other than shares owned or held by Kerr-McGee or Oryx, will be converted into the right to receive one share of common stock, par value $1.00 per share, of the Surviving Corporation (as defined in Section 1.1) ("Company Common Stock") as set forth in Section 1.9, and each share of common stock, par value $1.00 per share, of Kerr-McGee ("Kerr-McGee Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as one share of Company Common Stock;

                         WHEREAS, for federal income tax purposes, it is
intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

                         WHEREAS, for accounting purposes, it is intended
that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

                         WHEREAS, concurrently with the execution and
delivery of this Agreement and as a condition of each party's willingness to enter into this Agreement, Oryx and Kerr-McGee are entering into stock option agreements, dated as of the date hereof (the "Stock Option Agreements"), pursuant to which, among other things, Oryx is granting Kerr-McGee an option
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to purchase shares of Oryx Common Stock (the "Oryx Stock Option Agreement")
and Kerr-McGee is granting Oryx an option to purchase shares of Kerr-McGee Common Stock (the "Kerr-McGee Stock Option Agreement").

                         NOW, THEREFORE, in consideration of the foregoing
and the respective representations, warranties, covenants and agreements set forth in this Agreement and the Stock Option Agreements, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

                         1.1      The Merger.  Upon the terms and subject to
the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Oryx shall be merged with and into Kerr-McGee at the Effective Time. Following the Merger, the separate corporate existence of Oryx shall cease and Kerr-McGee shall continue as the surviving corporation (the "Surviving Corporation").

                         1.2      Closing.  Subject to the terms and
conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

                         1.3      Effective Time.  At the Closing, the parties
shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Kerr-McGee and Oryx shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

                         1.4      Effects of the Merger.  At and after the
Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Oryx and Kerr-McGee shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Oryx and Kerr-McGee shall become the debts, liabilities and duties of the Surviving Corporation.
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                         1.5      Certificate of Incorporation.  The
certificate of incorporation of Kerr-McGee, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form set forth as Exhibit 1.5 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                         1.6      By-Laws.  At the Effective Time, the by-laws
in the form attached as Exhibit 1.6 shall be the amended and restated by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                         1.7      Officers and Directors of Surviving
Corporation. The officers of Kerr-McGee as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
The directors of Kerr-McGee as of the Effective Time shall be the directors of the Surviving Corporation for the initial terms set forth on Exhibit 1.7 hereto, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The Surviving Corporation will take all action necessary to (i) add to the Board of Directors of the Surviving Corporation, effective the day following the Effective Time, Robert L. Keiser and the four other persons indicated on Exhibit 1.7 hereto who are not and have not been employees of Oryx or its Subsidiaries and who are serving on the Oryx Board of Directors immediately prior to the Effective Time (or, if Mr. Keiser or any such person listed on Exhibit 1.7 hereto shall not be so serving on the Oryx Board of Directors immediately prior to the Effective Time or shall otherwise be unable to serve on the Board of Directors of the Surviving Corporation, Oryx shall be entitled to designate a substitute nominee from among the Oryx serving directors as of the date hereof, provided that such substitute nominee is not and has not been an employee of Oryx or its Subsidiaries and is serving on the Oryx Board of Directors immediately prior to the Effective Time), in each case for the initial terms set forth on
Exhibit 1.7 hereto, and (ii) cause to be appointed promptly following the Effective Time: Luke R. Corbett as Chief Executive Officer of the Surviving Corporation and Robert L. Keiser as Chairman of the Surviving Corporation.

                         1.8      Reverse Stock Split.  Immediately prior to
the Effective Time, Oryx shall effect the Reverse Split, pursuant to which each share of Oryx Common Stock issued and outstanding immediately prior to the Reverse Split shall, by virtue of the Reverse Split and without any action on the part of the holder thereof, become 0.369 shares (the "Exchange Ratio") of Oryx Common Stock, subject to Section 2.5.




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                         1.9      Effect of Merger on Capital Stock.

                         (a)      At the Effective Time by virtue of the
Merger and without any action on the part of the holder thereof, each share of Oryx Common Stock issued and outstanding after giving effect to the Reverse Split and immediately prior to the Effective Time (other than shares of Oryx Common Stock owned by Kerr-McGee or held by Oryx, all of which shall be canceled as provided in Section 1.9(c)) shall be converted into the right to receive one share of Company Common Stock (together with any cash in lieu of fractional shares to be paid pursuant to Section 2.5, the "Merger Consideration").

                         (b)      At the Effective Time by virtue of the
Merger and without any action on the part of the holder thereof, each share of Kerr-McGee Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of Company Common Stock.

                         (c)      At the Effective Time by virtue of the
Merger and without any action on the part of the holder thereof, each share of Oryx Common Stock issued and owned or held by Kerr-McGee or Oryx at the Effective Time shall cease to be outstanding and shall be canceled and retired and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor.

                         1.10     Stock Options.

                         (a)      On or prior to the Reverse Split, Oryx will
take all action necessary such that each Oryx Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Oryx Stock Option Plans (as defined in Section 3.2(b)) prior to the Reverse Split and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Oryx Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Oryx Stock Option, that number of shares of Company Common Stock determined by multiplying the number of shares of Oryx Common Stock subject to such Oryx Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Company Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Oryx Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Oryx Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Reverse Split, Oryx will amend the Oryx Stock Options and the Oryx Stock Option Plans to give effect to this Section 1.10 and Section 5.5 and to make such changes in phraseology



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and form to give effect to the Reverse Split and the Merger and to the substitution of the Surviving Corporation for Oryx and Company Common Stock for Oryx Common Stock.

                         (b)      As soon as practicable after the Effective
Time, the Surviving Corporation shall deliver to the holders of Oryx Stock Options appropriate notices setting forth such holders' rights pursuant to the Oryx Stock Option Plans (including, as applicable, that, by virtue of the Merger and pursuant to the terms of the Oryx Stock Option Plans, the Oryx Stock Options have become fully vested and exercisable) and the agreements evidencing the grants of such Oryx Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Reverse Split and the Merger and the terms of the Oryx Stock Option Plans). To the extent permitted by law, the Surviving Corporation shall comply with the terms of the Oryx Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Oryx Stock Option Plans, to have the Oryx Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of the Surviving Corporation after the Effective Time.

                         (c)      The Surviving Corporation shall take all
corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of Oryx Stock Options in accordance with this Section 1.10. Promptly after the Effective Time, the Surviving Corporation shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Company Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                         1.11     Certain Adjustments.  If, between the date
of this Agreement and the Effective Time, the outstanding Kerr-McGee Common Stock or Oryx Common Stock shall have been changed into a different number of shares or different class of stock by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred (in all cases, other than as contemplated by Section 1.8), the Exchange Ratio shall be appropriately adjusted to provide to the holders of Oryx Common Stock and Kerr-McGee Common Stock the same economic effect as contemplated by this Agreement prior to such event.






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                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

                         2.1      Exchange Fund.  Prior to the Effective Time,
Kerr-McGee shall appoint a commercial bank or trust company reasonably acceptable to Oryx having net capital of not less than $100,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging certificates which immediately prior to the Effective Time represented shares of Oryx Common Stock ("Certificates") for the Merger Consideration (the "Exchange Agent"). From time to time as needed, the Surviving Corporation shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Oryx Common Stock, certificates representing the Company Common Stock issuable pursuant to Section 1.9(a) in exchange for shares of Oryx Common Stock outstanding immediately prior to the Effective Time. The Surviving Corporation shall make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Company Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

                         2.2      Exchange and Distribution Procedures.  (a)
As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Company Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.9(a) (after taking into account all Certificates delivered by such holder) and (B) any cash and other property that such holder has the right to receive pursuant to the provisions of this Article II, including any cash in lieu of any fractional shares pursuant to Section 2.5, and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash or other property payable pursuant to Section 2.3 or 2.5. In the event of a transfer of ownership of Oryx Common Stock which is not registered in the transfer records of Oryx, one or more shares of Company Common Stock evidencing, in the aggregate, the proper number of shares of



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Company Common Stock, any cash in lieu of any fractional shares pursuant to
Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3 may be issued and paid with respect to such Oryx Common Stock free if the Certificate representing such shares of Oryx Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                         2.3      Distributions with Respect to Unexchanged
Shares. No dividends or other distributions declared or made with respect to shares of Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Company Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

                         2.4      No Further Ownership Rights in Oryx Common
Stock. All shares of Company Common Stock issued and cash and other property paid upon conversion of shares of Oryx Common Stock in accordance with the terms of Article I and this Article II (including pursuant to Section 2.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Oryx Common Stock. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

                         2.5      No Fractional Shares.

                         (a)      No certificates or scrip or shares of Oryx
Common Stock or Company Common Stock representing fractional shares of Oryx Common Stock or Company Common Stock shall be issued pursuant to Section 1.8,
1.9 or 2.2 and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Oryx or the Surviving Corporation or a holder of shares of Oryx Common Stock or Company Common Stock.

                         (b)      Notwithstanding any other provision of this
Agreement, each holder of shares of Oryx Common Stock affected by the Reverse



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Split and converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after taking into account all Certificates delivered by such holder pursuant to
Section 2.2) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Company Common Stock multiplied by (ii) the closing price for a share of Company Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the Business Day immediately following the date on which the Effective Time occurs.

                         2.6      Termination of Exchange Fund.  Any portion
of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration with respect to the shares of Oryx Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.9, 2.2 and 2.5 and any dividends or distributions with respect to shares of Company Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Certificates three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                         2.7      No Liability.  None of Kerr-McGee, Oryx, the
Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                         2.8      Investment of the Exchange Fund.  The
Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

                         2.9      Lost Certificates.  If any Certificate shall
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost,



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

stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Oryx Common Stock formerly represented thereby and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof pursuant to this Agreement.

                         2.10     Withholding Rights.  The Surviving
Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Oryx Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Oryx Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

                         2.11     Further Assurances.  At and after the
Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Oryx and Kerr-McGee, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Oryx or Kerr-McGee, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                         2.12     Stock Transfer Books.  The stock transfer
books of Oryx shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Oryx Common Stock thereafter on the records of Oryx. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the shares of Oryx Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                         2.13     Affiliates.  Notwithstanding anything to the
contrary herein, no shares of Company Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Oryx in accordance with
Section 5.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.11) to the Surviving Corporation.



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

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                         3.1      Representations and Warranties of Kerr-
McGee. Except as set forth in the Kerr-McGee Disclosure Schedule delivered by Kerr-McGee to Oryx prior to the execution of this Agreement (the "Kerr-McGee Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), and except as disclosed in the Kerr-McGee SEC Reports (as defined in Section 3.1(d)) filed with the SEC prior to the date hereof, excluding the exhibits thereto (the "Current Kerr-McGee SEC Reports"), Kerr-McGee represents and warrants to Oryx as follows:

                         (a)      Organization, Standing and Power;
Subsidiaries.

                         (i)      Each of Kerr-McGee and each of its
Subsidiaries (as defined in Section 8.11) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee. The copies of the certificate of incorporation and by-laws of Kerr-McGee which were previously furnished or made available to Oryx are complete and correct copies of such documents as in effect on the date of this Agreement.

                         (ii)     Exhibit 21 to Kerr-McGee's Annual Report on
Form 10-K for the year ended December 31, 1997 includes all the Subsidiaries of Kerr-McGee which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Kerr-McGee, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). As of the date of this Agreement, neither Kerr-McGee nor any of its Subsidiaries



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

directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other Person that is or would reasonably be expected to be material to Kerr-McGee and its Subsidiaries taken as a whole.

                         (b)      Capital Structure.

                         (i)      As of September 30, 1998 (the "Kerr-McGee
Measurement Date"), the authorized capital stock of Kerr-McGee consisted of
(A) 150,000,000 shares of Kerr-McGee Common Stock of which 47,407,948 shares were outstanding, 6,768,990 shares were held in the treasury of Kerr-McGee and 1,943,740 shares were reserved for issuance upon the exercise of the Kerr-McGee Stock Options and (B) 40,000,000 shares of Preferred Stock, no par value per share, of which no shares were outstanding and 1,000,000 shares of which have been designated Series B Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Kerr-McGee Rights") distributed to the holders of Kerr-McGee Common Stock pursuant to the Rights Agreement dated as of July 9, 1996 between Kerr-McGee and Bank One Trust Company, N.A. (as successor by merger to The Liberty National Bank & Trust Co. of Oklahoma City), as Rights Agent (the "Kerr-McGee Rights Agreement"). Since the Kerr-McGee Measurement Date to the date of this Agreement, there have been no issuances of shares of the capital stock of Kerr-McGee or any other securities of Kerr-McGee other than issuances of shares (and accompanying Kerr-McGee Rights) pursuant to options or rights outstanding as of the Kerr-McGee Measurement Date under the Benefit Plans (as defined in Section 8.11) of Kerr-McGee. All issued and outstanding shares of the capital stock of Kerr-McGee are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of the Kerr-McGee Measurement Date no options, warrants or other rights to acquire capital stock from Kerr-McGee, directly or indirectly, other than (x) the Kerr-McGee Rights and (y) options representing in the aggregate the right to purchase 1,943,740 shares of Kerr-McGee Common Stock (collectively, the "Kerr-McGee Stock Options") under Kerr-McGee's 1984 Employee Stock Option Plan, 1987 Long Term Incentive Plan, Performance Share Plan and 1998 Long Term Incentive Plan (collectively, the "Kerr-McGee Stock Option Plans"). Section 3.1(b) of the Kerr-McGee Disclosure Schedule sets forth a complete and correct list, as of the Kerr-McGee Measurement Date, of the number of shares of Kerr-McGee Common Stock subject to Kerr-McGee Stock Options or other rights to purchase or receive Kerr-McGee Common Stock granted under the Kerr-McGee Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Kerr-McGee have been issued or granted since the Kerr-McGee Measurement Date to the date of this Agreement, other than pursuant to the Kerr-McGee Stock Option Agreement.

                         (ii)     No bonds, debentures, notes or other
indebtedness of Kerr-McGee having the right to vote on any matters on which



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

holders of capital stock of Kerr-McGee may vote ("Kerr-McGee Voting Debt") are issued or outstanding.

                         (iii)    Except as otherwise set forth in this
Section 3.1(b) and as contemplated by Section 1.9 and Section 1.10, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Kerr-McGee or any of its Subsidiaries is a party or by which any of them is bound obligating Kerr-McGee or any of its Subsidiaries, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Kerr-McGee or any of its Subsidiaries or obligating Kerr-McGee or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Kerr-McGee or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Kerr-McGee or any of its Subsidiaries.

                         (c)      Authority; No Conflicts.

                         (i)      Kerr-McGee has all requisite corporate power
and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the stockholders of Kerr-McGee by the Required Kerr-McGee Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Kerr-McGee, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the stockholders of Kerr-McGee by the Required Kerr-McGee Vote. Each of this Agreement and the Stock Option Agreements has been duly executed and delivered by Kerr-McGee and constitutes a valid and binding agreement of Kerr-McGee, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (ii)     The execution and delivery of this Agreement
and the Stock Option Agreements by Kerr-McGee does not or will not, as the case may be, and the consummation by Kerr-McGee of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, a right to require redemption or repurchase of or otherwise "put" securities, or the loss of a



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

material benefit, under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation, acceleration, redemption or repurchase, "put" right, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of Kerr-McGee, or any similar organizational documents of any material Subsidiary of Kerr-McGee, or (B) except as would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Kerr-McGee or any Subsidiary of Kerr-McGee or their respective properties or assets.

                         (iii)    No consent, approval, order or authorization
of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Kerr-McGee or any Subsidiary of Kerr-McGee in connection with the execution and delivery of this Agreement or the Stock Option Agreements by Kerr-McGee or the consummation by Kerr-McGee of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents".

                         (d)      Reports and Financial Statements.

                         (i)      Kerr-McGee has filed all required
registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "Kerr-McGee SEC Reports"). Since such date, no Subsidiary of Kerr-McGee has been required to



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

file or has filed any form, report, registration statement, prospectus or other document with the SEC. None of the Kerr-McGee SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then as of the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Kerr-McGee SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Kerr-McGee and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Kerr-McGee SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Kerr-McGee SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                         (ii)     Since December 31, 1997, Kerr-McGee and its
Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of Kerr-McGee and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee.

                         (e)      Information Supplied.

                         (i)      None of the information supplied or to be
supplied by Kerr-McGee for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Oryx stockholders or Kerr-McGee stockholders or at the time of the Oryx Stockholders Meeting or the Kerr-McGee Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Form S-4 and the Joint Proxy Statement/Prospectus supplied by Kerr-McGee



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

(whether by inclusion or by incorporation by reference therein) will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                         (ii)     Notwithstanding the foregoing provisions of
this Section 3.1(e), no representation or warranty is made by Kerr-McGee with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Oryx for inclusion or incorporation by reference therein.

                         (f)      Board Approval.  The Board of Directors of
Kerr-McGee, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Kerr-McGee Board Approval") (except as otherwise permitted following the date hereof pursuant to Section 5.1 or 5.4), has duly (i) determined that this Agreement and the Stock Option Agreements, and the Merger and the other transactions contemplated hereby and thereby, are advisable and are fair to and in the best interests of Kerr-McGee and its stockholders, (ii) approved this Agreement and the Stock Option Agreements, and the Merger and the other transactions contemplated hereby and thereby, (iii) recommended that the stockholders of Kerr-McGee adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted for consideration by Kerr-McGee's stockholders at the Kerr-McGee Stockholders Meeting. The Kerr-McGee Board Approval constitutes approval of this Agreement and the Kerr-McGee Stock Option Agreement, and the Merger and other transactions contemplated hereby and thereby, for purposes of Section 203 of the DGCL and Article Thirteenth of Kerr-McGee's Certificate of Incorporation. To the knowledge of Kerr-McGee, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement or the Kerr-McGee Stock Option Agreement or the Merger or the other transactions contemplated hereby or thereby.

                         (g)      Vote Required.  The affirmative vote of the
holders of a majority of the outstanding shares of Kerr-McGee Common Stock (excluding any shares owned or held by Kerr-McGee or any of its Subsidiaries) (the "Required Kerr-McGee Vote") is the only vote of the holders of any class or series of Kerr-McGee capital stock necessary to adopt this Agreement (assuming that Oryx is not an "interested stockholder" of Kerr-McGee under Section 203 of the DGCL immediately before the execution and delivery of this Agreement).

                         (h)      Litigation; Compliance with Laws.

                         (i)  There is no suit, action or proceeding pending
or, to the knowledge of Kerr-McGee, threatened against or affecting Kerr-McGee or any Subsidiary of Kerr-McGee having, or which would reasonably be expected to have, a Material Adverse Effect on Kerr-McGee, nor is there any



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

judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Kerr-McGee or any Subsidiary of Kerr-McGee having, or which reasonably would be expected to have, a Material Adverse Effect on Kerr-McGee.

                         (ii)  Except as would not reasonably be expected to
have a Material Adverse Effect on Kerr-McGee, Kerr-McGee and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Kerr-McGee and its Subsidiaries, taken as a whole (the "Kerr-McGee Permits"). Kerr-McGee and its Subsidiaries are in compliance with the terms of the Kerr-McGee Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee. The businesses of Kerr-McGee and its Subsidiaries are not being conducted in violation of, and Kerr-McGee and its Subsidiaries have not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee.

                         (i)      Absence of Certain Changes or Events.
Except for liabilities incurred in connection with this Agreement and the Stock Option Agreements or the transactions contemplated hereby and thereby and except as permitted by Sections 4.1 and 5.5, since December 31, 1997, Kerr-McGee and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Kerr-McGee or (ii) any action taken by Kerr-McGee or any of its Subsidiaries during the period from December 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

                         (j)      Environmental Matters.  Except as would not
reasonably be expected to have a Material Adverse Effect on Kerr-McGee: (i) the operations of Kerr-McGee and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws (as defined below), (ii) there are no pending or, to the knowledge of Kerr-McGee, threatened actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Kerr-McGee or its Subsidiaries or involving any real property currently or, to the knowledge of Kerr-McGee, formerly owned, operated or leased by Kerr-McGee or its Subsidiaries, (iii) Kerr-McGee and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Kerr-McGee, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Kerr-McGee or its Subsidiaries or operations thereon would reasonably be expected to



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

result in Environmental Liabilities and (iv) all real property owned and, to the knowledge of Kerr-McGee, all real property operated or leased by Kerr-McGee or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment.

                         As used in this Agreement, "Environmental Laws"
means any and all federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or safety as relating to the environment or the workplace, or the protection of the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Clean Water Act, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, 33 U.S.C. Sections 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Sections 136, et seq., Occupational Safety and Health Act 29 U.S.C. Sections 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls and any other substance that could result in liability under any Environmental Laws.

                         (k)      Intellectual Property.  Except as would not
reasonably be expected to have a Material Adverse Effect on Kerr-McGee: (a) Kerr-McGee and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Kerr-McGee and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which



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

Kerr-McGee or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Kerr-McGee, no Person is challenging, infringing on or otherwise violating any right of Kerr-McGee or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Kerr-McGee or its Subsidiaries; and (d) neither Kerr-McGee nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Kerr-McGee and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Kerr-McGee or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                         (l)      Rights Agreement.  The Board of Directors of
Kerr-McGee has approved an amendment to the Kerr-McGee Rights Agreement to the effect that neither Oryx nor any of its affiliates shall become an "Acquiring Person", and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Kerr-McGee Rights Agreement) will occur, by reason of the approval, execution or delivery of this Agreement or the Kerr-McGee Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, and will cause the trustee under the Kerr-McGee Rights Agreement to execute such amendment as soon as possible after the execution hereof.

                         (m)      Brokers or Finders.  No agent, broker,
investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreements based upon arrangements made by or on behalf of Kerr-McGee, except Lehman Brothers Inc. (the "Kerr-McGee Financial Advisor"), whose fees and expenses will be paid by Kerr-McGee in accordance



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

with Kerr-McGee's agreement with such firm, a copy of which has been provided to Oryx.

                         (n)      Opinion of Kerr-McGee Financial Advisor.
Kerr-McGee has received the opinion of the Kerr-McGee Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Kerr-McGee, a copy of which opinion will be made available to Oryx.

                         (o)      Accounting Matters.  Neither Kerr-McGee nor
any of its affiliates has taken or agreed to take any action that would prevent Kerr-McGee from accounting for the Merger as a "pooling of interests". At or prior to the date hereof, Kerr-McGee has received a letter from its independent public accountants addressed to Kerr-McGee, with a copy to Oryx, to the effect that, based upon representations provided by Kerr-McGee and Oryx and a poolability letter from the independent public accountants of Oryx, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

                         (p)      Taxes.  Each of Kerr-McGee and its
Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Kerr-McGee. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                         (q)      Certain Contracts.  As of the date hereof,
except as set forth in the Current Kerr-McGee SEC Reports, neither Kerr-McGee nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Kerr-McGee or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of Kerr-McGee, limit or restrict the Surviving Corporation or any of its Subsidiaries or any



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

of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area.

                         (r)      Employee Benefits.

                         (i)      Except as set forth in Section 3.1(r) of the
Kerr-McGee Disclosure Schedule (together, the "Kerr-McGee Plans"), Kerr-McGee has no material Benefit Plans. Copies or descriptions of the Kerr-McGee
Plans have been made available to Oryx.

                         (ii)     Each Kerr-McGee Plan has been administered
and is in compliance with the terms of such plan and all applicable laws, rules and regulations where the failure thereof would result in liability that would be reasonably expected to have a Material Adverse Effect on Kerr-McGee.

                         (iii)    Each Kerr-McGee Plan intended to be
qualified has received a favorable determination from the Internal Revenue Service and to Kerr-McGee's knowledge, nothing has occurred since that would adversely affect such qualification.

                         (iv)     Except as would not be reasonably expected
to have a Material Adverse Effect on Kerr-McGee: (x) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30-day notice has been waived pursuant to the regulations) is pending with respect to any Kerr-McGee Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred during the last 5 years with respect to any Kerr-McGee Plan.

                         (v)      No litigation or administrative or other
proceeding involving any Kerr-McGee Plans has occurred or, to the Kerr-McGee's knowledge, is threatened where an adverse determination would result in liability that would be reasonably expected to have a Material Adverse Effect on Kerr-McGee.

                         (vi)     Kerr-McGee has not contributed to any
"multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither Kerr-McGee nor any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)) has incurred any withdrawal liability which remains unsatisfied in an amount which would result in liability that has had or would be reasonably expected to have a Material Adverse Effect on Kerr-McGee.

                         (vii)    No Kerr-McGee Plan or multiemployer plan to
which the Kerr-McGee contributed has been terminated where such termination



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

has resulted in liability under Title IV of ERISA that has had or would be reasonably expected to have a Material Adverse Effect on Kerr-McGee.

                         (s)      Labor Matters.  Neither Kerr-McGee nor any
of its Subsidiaries: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Kerr-McGee or its Subsidiaries, and, to the knowledge of Kerr-McGee, there are no campaigns being conducted to solicit cards from employees of Kerr-McGee or its Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Material Adverse Effect on Kerr-McGee; or
(iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Kerr-McGee, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Kerr-McGee or any of its Subsidiaries which, with respect to any event described in this clause (iii), would reasonably be expected to have a Material Adverse Effect on Kerr-McGee.

                         (t)      Ownership of Oryx Common Stock.  Neither
Kerr-McGee nor any of its Subsidiaries beneficially owns, directly or indirectly, any Oryx Common Stock other than pursuant to the Oryx Stock Option Agreement.

                         3.2      Representations and Warranties of Oryx.
Except as set forth in the Oryx Disclosure Schedule delivered by Oryx to Kerr-McGee prior to the execution of this Agreement (the "Oryx Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), and except as disclosed in the Oryx SEC Reports (as defined in Section 3.2(d)) filed with the SEC prior to the date hereof, excluding the exhibits thereto (the "Current Oryx SEC Reports"), Oryx represents and warrants to Kerr-McGee as follows:

                         (a)      Organization, Standing and Power;
Subsidiaries.

                         (i)      Each of Oryx and each of its Subsidiaries is
a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except



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

where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Oryx, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Oryx. The copies of the certificate of incorporation and by-laws of Oryx which were previously furnished or made available to Kerr-McGee are complete and correct copies of such documents as in effect on the date of this Agreement.

                         (ii)     Exhibit 21 to Oryx's Annual Report on Form
10-K for the year ended December 31, 1997 includes all the Subsidiaries of Oryx which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Oryx, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Neither Oryx nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other Person that is or would reasonably be expected to be material to Oryx and its Subsidiaries taken as a whole.

                         (b)      Capital Structure.

                         (i)      As of October 8, 1998 (the "Oryx Measurement
Date"), the authorized capital stock of Oryx consisted of (A) 250,000,000 shares of Oryx Common Stock, of which 106,233,579 shares were outstanding, 17,468,095 shares were held in the treasury of Oryx, 3,001,876 shares were held by a Subsidiary of Oryx, 5,111,438 shares were reserved for issuance upon the conversion of Oryx's 7-1/2% Convertible Subordinated Debentures due May 15, 2014 (the "Oryx Debentures") and 7,135,302 shares were reserved for issuance upon the exercise of the Oryx Stock Options or available for grant of other rights to purchase or receive Oryx Common Stock granted under the Oryx Plans (as defined below), (B) 7,740,606 shares of Cumulative Preference Stock, par value $1.00 per share, none of which were outstanding and 120,000 shares of which have been designated Series A Junior Cumulative Preference Stock and reserved for issuance upon exercise of the rights (the "Oryx Rights") distributed to the holders of Oryx Common Stock pursuant to the Rights Agreement dated as of September 11, 1990, between Oryx and Chase Manhattan Bank (as successor by merger to Manufacturers Hanover Trust Company), as Rights Agent, as amended (the "Oryx Rights Agreement"), and (C) 15,000,000 shares of Preferred Stock, par value $1.00 per share, none of



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

which were outstanding, designated or reserved for issuance. Since the Oryx Measurement Date to the date of this Agreement, there have been no issuances of shares of the capital stock of Oryx or any other securities of Oryx other than issuances of shares (and accompanying Oryx Rights) pursuant to options or rights outstanding as of the Oryx Measurement Date under the Benefit Plans of Oryx. All issued and outstanding shares of the capital stock of Oryx are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of the Oryx Measurement Date no options, warrants or other rights to acquire capital stock, directly or indirectly, from Oryx other than (x) the Oryx Rights, (y) options representing in the aggregate the right to purchase no more than 2,659,709 (collectively, the "Oryx Stock Options") under Oryx's Long-Term Incentive Plan, 1992 Long-Term Incentive Plan and 1997 Long-Term Incentive Plan (collectively, the "Oryx Stock Option Plans") and (z) the Oryx Debentures. Section 3.2(b) of the Oryx Disclosure Schedule sets forth a complete and correct list, as of the Oryx Measurement Date, of the number of shares of Oryx Common Stock subject to Oryx Stock Options or other rights to purchase or receive Oryx Common Stock granted under the Oryx Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Oryx have been issued or granted since the Oryx Measurement Date to the date of this Agreement, other than pursuant to the Oryx Stock Option Agreement.

                         (ii)     No bonds, debentures, notes or other
indebtedness of Oryx having the right to vote on any matters on which holders of capital stock may vote ("Oryx Voting Debt") are issued or outstanding.

                         (iii)    Except as otherwise set forth in this
Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Oryx or any of its Subsidiaries is a party or by which any of them is bound obligating Oryx or any of its Subsidiaries, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Oryx or any of its Subsidiaries or obligating Oryx or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Oryx or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Oryx or any of its Subsidiaries.

                         (iv)     No action, consent or approval by any holder
of Oryx Stock Options or Oryx Debentures is required in connection with the actions described in Sections 1.10(a) and 5.13.






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

                         (c)      Authority; No Conflicts.

                         (i)      Oryx has all requisite corporate power and
authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Reverse Split and the Merger, to the approval of the Reverse Split and the adoption of this Agreement by the stockholders of Oryx by the Required Oryx Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Oryx, subject, in the case of the consummation of the Reverse Split and the Merger, to the approval of the Reverse Split and the adoption of this Agreement by the stockholders of Oryx by the Required Oryx Vote. Each of this Agreement and the Stock Option Agreements has been duly executed and delivered by Oryx and constitutes a valid and binding agreement of Oryx, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (ii)     The execution and delivery of this Agreement
and the Stock Option Agreements by Oryx does not or will not, as the case may be, and the consummation by Oryx of the Merger and the other transactions contemplated hereby and thereby will not, result in a Violation of or pursuant to: (A) any provision of the certificate of incorporation or by-laws of Oryx, or any similar organizational documents of any material Subsidiary of Oryx, or (B) except as would not reasonably be expected to have a Material Adverse Effect on Oryx, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Oryx or any Subsidiary of Oryx or their respective properties or assets.

                         (iii)    No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Oryx or any Subsidiary of Oryx in connection with the execution and delivery of this Agreement or the Stock Option Agreements by Oryx or the consummation by Oryx of the Merger and the other transactions contemplated hereby and thereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Oryx.




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

                         (d)      Reports and Financial Statements.

                         (i)      Each of Oryx and Sun Energy Partners, L.P.
("Oryx Partnership") has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "Oryx SEC Reports"). Since such date, no other Subsidiary of Oryx has been required to file or has filed any form, report, registration statement, prospectus or other document with the SEC. None of the Oryx SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then as of the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Oryx SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Oryx or Oryx Partnership, as the case may be, and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Oryx SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Oryx SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                         (ii)     Since December 31, 1997, Oryx and its
Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of Oryx or Oryx Partnership, as the case may be, and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not reasonably be expected to have a Material Adverse Effect on Oryx.

                         (e)      Information Supplied.

                         (i)      None of the information supplied or to be
supplied by Oryx for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy



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

Statement/Prospectus will, on the date it is first mailed to Oryx stockholders or Kerr-McGee stockholders or at the time of the Oryx Stockholders Meeting or the Kerr-McGee Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Form S-4 and the Joint Proxy Statement/Prospectus supplied by Oryx (whether by inclusion or by incorporation by reference therein) will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                         (ii)     Notwithstanding the foregoing provisions of
this Section 3.2(e), no representation or warranty is made by Oryx with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Kerr-McGee for inclusion or incorporation by reference therein.

                         (f)      Board Approval.  The Board of Directors of
Oryx, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Oryx Board Approval") (except as otherwise permitted following the date hereof pursuant to Section 5.1 or 5.4), has duly (i) determined that this Agreement and the Stock Option Agreements, and the Merger and other transactions contemplated hereby and thereby, are advisable and are fair to and in the best interests of Oryx and its stockholders, (ii) approved this Agreement and the Stock Option Agreements, and the Merger and other transactions contemplated hereby and thereby, (iii) recommended that the stockholders of Oryx adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted for consideration by Oryx's stockholders at the Oryx Stockholders Meeting. The Oryx Board Approval constitutes approval of this Agreement and the Oryx Stock Option Agreement, and the Merger and other transactions contemplated hereby and thereby, for purposes of Section 203 of the DGCL and Article Sixth of Oryx's Certificate of Incorporation. To the knowledge of Oryx, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement or the Oryx Stock Option Agreement, or the Merger or the other transactions contemplated hereby or thereby.

                         (g)      Vote Required.  The affirmative vote of the
holders of a majority of the outstanding shares of Oryx Common Stock (excluding any shares owned or held by Oryx or any of its Subsidiaries) (the "Required Oryx Vote") is the only vote of the holders of any class or series of Oryx capital stock necessary to adopt this Agreement and approve the Reverse Split (assuming that Kerr-McGee is not an "interested stockholder" of Oryx under Section 203 of the DGCL immediately before the execution and delivery of this Agreement).



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

                         (h)      Litigation; Compliance with Laws.

                         (i)      There is no suit, action or proceeding
pending or, to the knowledge of Oryx, threatened against or affecting Oryx or any Subsidiary of Oryx having, or which would reasonably be expected to have, a Material Adverse Effect on Oryx, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Oryx or any Subsidiary of Oryx having, or which reasonably would be expected to have, a Material Adverse Effect on Oryx.

                         (ii)     Except as would not reasonably be expected
to have a Material Adverse Effect on Oryx, Oryx and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Oryx and its Subsidiaries, taken as a whole (the "Oryx Permits"). Oryx and its Subsidiaries are in compliance with the terms of the Oryx Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Oryx. The businesses of Oryx and its Subsidiaries are not being conducted in violation of, and Oryx and its Subsidiaries have not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Oryx.

                         (i)      Absence of Certain Changes or Events.
Except for liabilities incurred in connection with this Agreement and the Stock Option Agreements or the transactions contemplated hereby and thereby and except as permitted by Sections 4.2 and 5.5, since December 31, 1997, Oryx and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Oryx or (ii) any action taken by Oryx or any of its Subsidiaries during the period from December 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2.

                         (j)      Environmental Matters.  Except as would not
reasonably be expected to have a Material Adverse Effect on Oryx: (i) the operations of Oryx and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws
(ii) there are no pending or, to the knowledge of Oryx, threatened Actions under or pursuant to Environmental Laws against Oryx or its Subsidiaries or involving any real property currently or, to the knowledge of Oryx, formerly owned, operated or leased by Oryx or its Subsidiaries, (iii) Oryx and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of Oryx, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or



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

formerly owned, operated or leased by Oryx or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities and (iv) all real property owned and, to the knowledge of Oryx, all real property operated or leased by Oryx or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment.

                         (k)      Intellectual Property.  Except as would not
reasonably be expected to have a Material Adverse Effect on Oryx: (a) Oryx and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Oryx and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Oryx or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Oryx, no Person is challenging, infringing on or otherwise violating any right of Oryx or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Oryx or its Subsidiaries; and (d) neither Oryx nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Oryx and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Oryx or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                         (l)      Rights Agreement.  The Board of Directors of
Oryx has approved an amendment to the Oryx Rights Agreement to the effect that neither Kerr-McGee nor any of its affiliates shall become an "Acquiring Person" or an "Adverse Person", and that no "Shares Acquisition Date", "Distribution Date" or "Triggering Event" (as such terms are defined in the Oryx Rights Agreement) or any event otherwise specified in Section 11(a)(ii) or 13 of the Rights Agreement will occur, by reason of the approval, execution or delivery of this Agreement or the Oryx Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, and will cause the trustee under the Oryx Rights Agreement to execute such amendment as soon as possible after the execution hereof.

                         (m)      Brokers or Finders.  No agent, broker,
investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreements based upon arrangements made by or on behalf of Oryx except Goldman, Sachs & Co. (the "Oryx Financial Advisor"), whose fees and expenses will be paid by Oryx in accordance with Oryx's agreement with such firm, a copy of which has been provided to Kerr-McGee.





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

                         (n)      Opinion of Oryx Financial Advisor.  Oryx has
received the opinion of the Oryx Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Oryx Common Stock, a copy of which opinion will be made available to Kerr-McGee.

                         (o)      Accounting Matters.  Neither Oryx nor any of
its affiliates has taken or agreed to take any action that would prevent Kerr-McGee from accounting for the Merger as a "pooling of interests". At or prior to the date hereof, Oryx has received a letter from its independent public accountants addressed to Oryx, with a copy to Kerr-McGee and Kerr-McGee's independent public accountants, stating that Oryx qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting Principles Board and accordingly is a poolable entity.

                         (p)      Taxes.  Each of Oryx and its Subsidiaries
has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Oryx.

                         (q)      Certain Contracts.  As of the date hereof,
except as set forth in the Current Oryx SEC Reports, neither Oryx nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Oryx or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of Oryx, limit or restrict the Surviving Corporation or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area.

                         (r)      Employee Benefits.

                         (i)      Except as set forth in Section 3.2(r) of the
Oryx Disclosure Schedule (together, the "Oryx Plans"), Oryx has no material Benefit Plans. Copies or descriptions of the Oryx Plans have been made available to Kerr-McGee.

                         (ii)     Each Oryx Plan has been administered and is
in compliance with the terms of such plan and all applicable laws, rules and regulations where the failure thereof would result in liability that would be reasonably expected to have a Material Adverse Effect on Oryx.

                         (iii)    Each Oryx Plan intended to be qualified has
received a favorable determination from the Internal Revenue Service and to



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

Oryx's knowledge, nothing has occurred since that would adversely affect such qualification.

                         (iv)     Except as would not be reasonably expected
to have a Material Adverse Effect on Oryx: (x) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30-day notice has been waived pursuant to the regulations) is pending with respect to any Oryx Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred during the last 5 years with respect to any Oryx Plan.

                         (v)      No litigation or administrative or other
proceeding involving any Oryx Plans has occurred or, to the Oryx's knowledge, is threatened where an adverse determination would result in liability that would be reasonably expected to have a Material Adverse Effect on Oryx.

                         (vi)     Oryx has not contributed to any
"multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither Oryx nor any member of its Controlled Group has incurred any withdrawal liability which remains unsatisfied in an amount which would result in liability that has had or would be reasonably expected to have a Material Adverse Effect on Oryx.

                         (vii)    No Oryx Plan or multiemployer plan to which
the Oryx contributed has been terminated where such termination has resulted in liability under Title IV of ERISA that has had or would be reasonably expected to have a Material Adverse Effect on Oryx.

                         (s)      Labor Matters.  Neither Oryx nor any of its
Subsidiaries: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Oryx or its Subsidiaries, and, to the knowledge of Oryx, there are no campaigns being conducted to solicit cards from employees of Oryx or its Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Material Adverse Effect on Oryx; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Oryx, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Oryx or any of its Subsidiaries which, with respect to any event described in this clause (iii), would reasonably be expected to have a Material Adverse Effect on Oryx.

                         (t)      Ownership of Kerr-McGee Common Stock.
Neither Oryx nor any of its Subsidiaries beneficially owns, directly or indirectly, any Kerr-McGee Common Stock other than pursuant to the Kerr-McGee Stock Option Agreement.

                         (u)      Devon Stock.  Neither Oryx nor any of its
Subsidiaries beneficially owns, directly or indirectly, or has any rights with respect to the acquisition of beneficial ownership of, any common stock, par value $0.10 per share, of Devon Energy Corporation (an Oklahoma corporation) or any other securities having voting power under ordinary circumstances with respect to election of directors of Devon Energy Corporation.


                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                         4.1      Covenants of Kerr-McGee.  During the period
from the date of this Agreement and continuing until the Effective Time, Kerr-McGee agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Kerr-McGee Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Oryx shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                         (a)      Ordinary Course.

                         (i) Kerr-McGee and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Kerr-McGee or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                         (ii) Other than in connection with acquisitions permitted by Section 4.1(e), Kerr-McGee shall not, and shall not



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

         permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

                         (b) Dividends; Changes in Capital Stock. Kerr-McGee shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except
         (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.45 per share of Kerr-McGee Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice, and (B) for dividends by wholly owned Subsidiaries of Kerr-McGee, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Kerr-McGee which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

                         (c) Issuance of Securities. Kerr-McGee shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Kerr-McGee Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Kerr-McGee Voting Debt, or enter into or modify any agreement with respect to any of the foregoing, other than (i) the issuance of Kerr-McGee Common Stock (and the associated Kerr-McGee Rights) upon the exercise of Kerr-McGee Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms, or as otherwise approved by the Kerr-McGee Board of Directors in connection with Benefit Plans, (ii) the granting of Kerr-McGee Stock Options in the ordinary course of business consistent with past practice or as otherwise approved by the Kerr-McGee Board of Directors, (iii) issuances by a wholly owned Subsidiary of Kerr-McGee of capital stock to such Subsidiary's parent, Kerr-McGee or another wholly owned Subsidiary of Kerr-McGee, or (iv) issuances in accordance with the Kerr-McGee Rights Agreement.

                         (d) Governing Documents. Except to the extent required to comply with its obligations hereunder, Kerr-McGee shall



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

         not amend or propose to so amend its certificate of incorporation or by-laws.

                         (e) No Acquisitions. Other than acquisitions for cash or debt (other than debt convertible into or exchangeable for equity securities) principally in existing or related lines of business of Kerr-McGee which the Kerr-McGee Board of Directors determines to be in the best interests of Kerr-McGee, Kerr-McGee shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Kerr-McGee and its Subsidiaries in the ordinary course).

                         (f) No Dispositions. Other than as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby (subject to Section 5.3(a)), Kerr-McGee shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), other than dispositions in the ordinary course of business consistent with past practice, and dispositions of minority interests in joint ventures which the Kerr-McGee Board of Directors determines to be in the best interests of Kerr-McGee.

                         (g) Investments; Indebtedness. Kerr-McGee shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Kerr-McGee or a Subsidiary of Kerr-McGee to or in Kerr-McGee or any wholly owned Subsidiary of Kerr-McGee, (y) pursuant to any contract or other legal obligation of Kerr-McGee or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended,




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

         extended, modified, refunded, renewed or refinanced after the date of this Agreement.

                         (h) Pooling; Tax-Free Qualification. Kerr-McGee shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368 of the Code.

                         (i)      Compensation.  Other than as contemplated by
         Section 4.1(c) or as otherwise approved by the Kerr-McGee Board of Directors, Kerr-McGee shall not increase the amount or change the nature of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional Kerr-McGee Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Kerr-McGee Benefit Plan.

                         (j) Accounting Methods; Income Tax Elections. Kerr-McGee shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by Kerr-McGee's independent public accountants. Kerr-McGee shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

                         (k) Certain Agreements. Kerr-McGee shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, arrangement or commitment (i) to take any of the foregoing prohibited actions or (ii) that limits or otherwise restricts Kerr-McGee or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Kerr-McGee or any of its Subsidiaries or any of their respective affiliates (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

                         (l) Rights Agreement. Kerr-McGee shall not amend, modify or waive any provision of the Kerr-McGee Rights Agreement, and shall not take any action to redeem the Kerr-McGee Rights or render the Kerr-McGee Rights inapplicable to any




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

         transaction (other than the transactions contemplated hereby and by the Kerr-McGee Stock Option Agreement).

                         4.2      Covenants of Oryx.  During the period from
the date of this Agreement and continuing until the Effective Time, Oryx agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Oryx Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Kerr-McGee shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                         (a)      Ordinary Course.

                         (i) Oryx and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Oryx or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                         (ii) Oryx shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

                         (b) Dividends; Changes in Capital Stock. Oryx shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of Oryx, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Oryx which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any




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

         shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

                         (c) Issuance of Securities. Oryx shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Oryx Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Oryx Voting Debt, or enter into or modify any agreement with respect to any of the foregoing, other than (i) the issuance of Oryx Common Stock (and the associated Oryx Rights) upon the exercise of Oryx Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms,
         (ii) issuances by a wholly owned Subsidiary of Oryx of capital stock to such Subsidiary's parent, Oryx or another wholly owned Subsidiary of Oryx, (iii) issuances upon the conversion of any of the Oryx Debentures in accordance with their terms, or (iv) issuances in accordance with the Oryx Rights Agreement.

                         (d) Governing Documents. Except to the extent required to comply with its obligations hereunder, Oryx shall not amend or propose to so amend its certificate of incorporation or by-laws.

                         (e) No Acquisitions. Oryx shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Oryx and its Subsidiaries in the ordinary course).

                         (f) No Dispositions. Other than as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby (subject to Section 5.3(a)), Oryx shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Oryx) other than dispositions in the ordinary course of business consistent with past practice.

                         (g) Investments; Indebtedness. Oryx shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Oryx or a Subsidiary of Oryx to or in Oryx or any wholly owned Subsidiary of Oryx, (y) pursuant to any contract or other legal obligation of Oryx or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

                         (h) Pooling; Tax-Free Qualification. Oryx shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under
         Section 368 of the Code.

                         (i) Compensation. Oryx shall not increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional Oryx Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Oryx Benefit Plan.

                         (j) Accounting Methods; Income Tax Elections. Oryx shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by Oryx's independent public accountants. Oryx shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

                         (k) Certain Agreements. Oryx shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, arrangement or commitment (i) to take any of the foregoing prohibited actions or (ii) that limits or otherwise restricts Oryx or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Kerr-McGee or any of its Subsidiaries or any of their respective affiliates (including the Surviving Corporation and its

         Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

                         (l) Rights Agreement. Oryx shall not amend, modify or waive any provision of the Oryx Rights Agreement, and shall not take any action to redeem the Oryx Rights or render the Oryx Rights inapplicable to any transaction (other than the transactions contemplated hereby and by the Oryx Stock Option Agreement) or to designate or change the "Ownership Limitation" (as defined in the Oryx Rights Agreement) with respect to any Person.

                         4.3      Governmental Filings.  Each party shall (a)
confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Oryx and Kerr-McGee shall file all reports required to be filed by each of them with the SEC and all other Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by law and regulation and any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                         4.4      Control of Other Party's Business.  Nothing
contained in this Agreement shall give Oryx, directly or indirectly, the right to control or direct Kerr-McGee's operations prior to the Effective Time. Nothing contained in this Agreement shall give Kerr-McGee, directly or indirectly, the right to control or direct Oryx's operations prior to the Effective Time. Prior to the Effective Time, each of Oryx and Kerr-McGee shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                         5.1      Preparation of Proxy Statement; Stockholders
Meetings.

                         (a)      As promptly as reasonably practicable
following the date hereof, Kerr-McGee and Oryx shall prepare and file with the SEC proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Kerr-McGee shall prepare and file a registration statement on Form S-4 with respect to the issuance of Company Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a



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

part of the Form S-4 as Kerr-McGee's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Kerr-McGee and Oryx shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Kerr-McGee and Oryx shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Kerr-McGee will provide Oryx with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide Oryx with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby. Kerr-McGee will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Kerr-McGee stockholders, and Oryx will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Oryx's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Kerr-McGee shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Company Common Stock in the Merger and Oryx shall furnish all information concerning Oryx and the holders of Oryx Common Stock as may be reasonably requested in connection with any such action.
Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Kerr-McGee or Oryx, or any of their respective affiliates, officers or directors, should be discovered by Kerr-McGee or Oryx which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of



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

the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rule or regulation, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Kerr-McGee and Oryx.

                         (b)      Oryx shall, as promptly as reasonably
practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Oryx Stockholders Meeting") (which meeting the parties intend to be held on the same date as the Kerr-McGee Stockholders Meeting and which shall be held no later than 45 days following the declaration of effectiveness of the Form S-4) for the purpose of obtaining the Required Oryx Vote with respect to this Agreement and the Reverse Split and the Merger (which Oryx shall seek to present as a single, unitary proposal) and shall take all lawful action to solicit the adoption of this Agreement and approval of the Reverse Split by the Required Oryx Vote. Unless otherwise required by their fiduciary duties, the Board of Directors of Oryx shall (i) recommend adoption of this Agreement and approval of the Reverse Split by the stockholders of Oryx to the effect as set forth in Section 3.2(f), and (ii) not withdraw, modify or materially qualify in any manner adverse to Kerr-McGee such recommendation or take any action or make any statement in connection with the Oryx Stockholders Meeting materially inconsistent with such recommendation (collectively, an "Adverse Change in the Oryx Recommendation"); provided the foregoing shall not prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of Kerr-McGee or Oryx or the fact that an Acquisition Proposal (as defined in Section 5.4) has been made, the identity of the party making such proposal or the material terms of such proposal to the extent that Oryx determines that such disclosure is required under applicable law (and no such disclosure shall constitute an "Adverse Change in the Oryx Recommendation" hereunder). Unless this Agreement is terminated, Oryx shall be required to take the actions specified in the first sentence of this Section 5.1(b) whether or not the Oryx Board of Directors makes an Adverse Change in the Oryx Recommendation after the date hereof.

                         (c)      Kerr-McGee shall, as promptly as reasonably
practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Kerr-McGee Stockholders Meeting") (which meeting the parties intend to be held on the same date as the Oryx Stockholders Meeting and which shall be held no later than 45 days following the declaration of effectiveness of the Form S-4) for the purpose of obtaining the Required Kerr-McGee Vote with respect to this Agreement and the Merger (including the issuance of Company Common Stock pursuant to the Merger) and shall take all lawful action to solicit the adoption of this Agreement by the Required Kerr-McGee Vote. Unless otherwise required by their fiduciary duties, the Board of Directors of Kerr-McGee shall (i) recommend adoption of this Agreement by the stockholders of Kerr-

McGee to the effect as set forth in Section 3.1(f), and (ii) not withdraw, modify or materially qualify in any manner adverse to Oryx such recommendation or take any action or make any statement in connection with the Kerr-McGee Stockholders Meeting materially inconsistent with such recommendation (collectively, an "Adverse Change in the Kerr-McGee Recommendation"); provided the foregoing shall not prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of Kerr-McGee or Oryx or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal to the extent that Kerr-McGee determines that such disclosure is required under applicable law (and no such disclosure shall constitute an "Adverse Change in the Kerr-McGee Recommendation" hereunder). Unless this Agreement is terminated, Kerr-McGee shall be required to take the actions specified in the first sentence of this
Section 5.1(c) whether or not the Kerr-McGee Board of Directors makes an Adverse Change in the Kerr-McGee Recommendation after the date hereof.

                         (d)      Nothing in this Section 5.1 shall permit
Kerr-McGee or Oryx to terminate this Agreement or affect any other obligation of Kerr-McGee or Oryx under this Agreement.

                         5.2      Access to Information.  Upon reasonable
notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law, rule or regulation), and
(b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, rule or regulation of any Governmental Entity applicable to such party or any confidentiality or similar agreement requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letters dated September 18, 1998 between Oryx and Kerr-McGee (the "Confidentiality Agreements"). Any investigation by Kerr-McGee or Oryx or any of their representatives shall not affect the representations and warranties of Oryx or Kerr-McGee, as the case may be.

                         5.3      Reasonable Best Efforts.

                         (a)      Subject to the terms and conditions of this
Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 5.3(a) shall require any of Kerr-McGee and its Subsidiaries or Oryx and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Kerr-McGee, Oryx or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken together, after giving effect to the Merger.

                         (b)      Each of Kerr-McGee and Oryx shall, in
connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a



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

private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                         (c)      Subject to the terms and conditions of this
Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Kerr-McGee and Oryx shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

                         (d)      Notwithstanding the foregoing or any other
provision of this Agreement, nothing in Section 5.1 or 5.2 or this Section
5.3 shall limit a party's right to terminate this Agreement pursuant to
Article VII or to take any actions specifically permitted pursuant to Section
5.4.

                         (e)      If any objections are asserted with respect
to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Kerr-McGee and Oryx shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory

Law so as to permit consummation of the transactions contemplated by this Agreement.

                         5.4      Acquisition Proposals.  Without limitation
on any of such party's other obligations under this Agreement (including under Article IV hereof), and except with respect to a transaction specifically permitted under Section 4.1(e) or (f), each of Kerr-McGee and Oryx agrees that neither it nor any of its Subsidiaries nor any of its or their officers, employees, directors, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) will, directly or indirectly, initiate, solicit or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of the assets (including stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the consolidated asset value of such party, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of Kerr-McGee and Oryx further agrees that neither it nor any of its Subsidiaries nor any of their officers, employees, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) will, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything herein to the contrary, each of Kerr-McGee and Oryx or its respective Board of Directors shall be permitted, subject to Sections 7.1(f) and 7.2: (A) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) to the extent required by its fiduciary duties, to approve or recommend or resolve to approve or recommend an Acquisition Proposal or otherwise make an Adverse Change in the Kerr-McGee Recommendation or an Adverse Change in the Oryx Recommendation, as the case may be; and (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (i) the approval of its stockholders referred to in Section 3.1(g) or 3.2(g), as the case may be, shall not have been obtained, (ii) its Board of Directors determines that such Acquisition Proposal is a Superior Proposal (as defined in Section 8.11), and (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as favorable to it as those contained in the relevant Confidentiality Agreement. Each of Kerr-McGee and Oryx agrees that it will notify the other party promptly of any inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives with respect to, or which could reasonably be expected to lead to, an Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms, conditions and other aspects of any such inquiries, proposals, offers, requests, discussions or negotiations, including promptly forwarding copies of any written Acquisition Proposals, and promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of Kerr-McGee and Oryx agrees that it will, and will cause its officers, employees, directors, agents and representatives to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Nothing in this Section 5.4 shall permit Kerr-McGee or Oryx to terminate this Agreement or affect any other obligation of Kerr-McGee or Oryx under this Agreement. No action taken in respect of a Superior Proposal which is specifically permitted pursuant to this Section 5.4, including without limitation any change in recommendation of the Board of Directors of either Kerr-McGee or Oryx and the public announcement thereof, will constitute a breach of any other provision hereof.

                         5.5      Employee Benefits Matters.  (a)  Except as
otherwise provided in this Section 5.5, (i) each of the Kerr-McGee Plans and Oryx Plans and other employment arrangements in effect on the date hereof
(or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect by the Surviving Corporation from and after the Effective Time with respect to the employees, former employees, directors or former directors of Kerr-McGee and its Subsidiaries, and Oryx and its Subsidiaries, respectively, who are covered by such Benefit Plans immediately prior to the Effective Time, and the Surviving Corporation shall assume as of the Effective Time each Oryx Plan maintained by Oryx immediately prior to the Effective Time and perform such Benefit Plan in the same manner and to the same extent that Oryx would be required to perform thereunder, and
(ii) except as may be expressly provided in a valid written waiver voluntarily signed by an affected employee, from and after the Effective Time the Surviving Corporation will honor all Oryx Plans, including all employment, change-in-control, severance, termination, consulting and unfunded retirement or benefit agreements (including any obligations arising from the Merger constituting a "change of control" or "corporate change" thereunder, as applicable), in accordance with the terms thereof, without offset, deduction, counterclaim, interruption or deferment (other than offsets, deductions, counterclaims, interruptions or deferments (x) permitted by the applicable Oryx Plan, (y) to comply with income or payroll tax withholding obligations, or (z) under other applicable law); provided, however, that, except as provided under applicable law, nothing contained in this Section 5.5(a) shall limit the Surviving Corporation from exercising any reserved right contained in any such Kerr-McGee Plan or Oryx Plan or any other right which Kerr-McGee or Oryx had prior to the Effective Time, or which the Surviving Corporation has after the Effective Time, to amend, modify, suspend, revoke or terminate any such Benefit Plan. Without limiting the foregoing, (i) each participant in any Kerr-McGee Plan or Oryx Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (such as higher rates of matching contributions for service after the Effective Time and eligibility for early retirement) under any Benefit Plan of the Surviving Corporation or any of its Subsidiaries or affiliates for service credited for the corresponding purpose under such Benefit Plan made available to such participant, but not for purposes of benefit accrual under any defined benefit pension plan unless the participant's accrued benefit liability related to such service is transferred to such defined benefit pension plan; provided, however, that such crediting of service shall not operate to cause any such Benefit Plan to fail to comply with the applicable provisions of the Code and ERISA, and (ii) with respect to any group health Benefit Plan of the Surviving Corporation or any of its Subsidiaries or affiliates made available to Oryx employees or Kerr-McGee employees on or after the Effective Time, the Surviving Corporation will cause such Benefit Plan to provide credit for any co-payments or deductibles by such employees for the remainder of the coverage period during which such Benefit Plan replaces an Oryx Plan or Kerr-McGee Plan, as the case may be, and to waive all pre-existing condition exclusions and waiting periods that would not have applied to such employees under the applicable Oryx Plan or Kerr-McGee Plan immediately prior to the availability of the replacement Benefit Plan. Kerr-McGee and Oryx will cooperate on and after the date hereof to develop appropriate employee benefit plans, programs and arrangements, including but not limited to, executive and incentive compensation, stock option and supplemental executive retirement plans, for employees and directors of the Surviving Corporation and its Subsidiaries from and after the Effective Time. However, no provision contained in this
Section 5.5 shall be deemed to constitute an employment contract between the Surviving Corporation and, or otherwise confer any rights upon, any individual, or constitute a waiver of the Surviving Corporation's right to amend, modify, limit or restrict the employment of, or to discharge, any employee at any time, with or without cause.

                         (b)  During the period from the Effective Time until
December 31, 1999, the Surviving Corporation shall maintain or cause to be maintained Benefit Plans for the benefit of employees, former employees, directors and former directors of Oryx and its Subsidiaries providing benefits that, in the aggregate, are substantially comparable to the benefits provided under the Oryx Plans that are in effect on the date hereof; provided, however, that (i) any Oryx Plans which are defined benefit pension



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

plans shall be maintained without amendment through December 31, 1999 (other than amendments required by law) and (ii) except as aforesaid or as provided under applicable law, nothing herein contained shall limit the Surviving Corporation from exercising any reserved right contained in any particular Benefit Plan or any other right which Oryx had prior to the Effective Time, or which the Surviving Corporation has after the Effective Time, to amend, modify, suspend, revoke or terminate any such Benefit Plan. During the period from the Effective Time until December 31, 1999, the Surviving Corporation will not terminate the employment of any individual who was an employee of Oryx immediately prior to the Effective Time without providing a minimum of two weeks' prior written notice to such employee, during which notice period the individual will be treated as an employee of the Surviving Corporation for purposes of all Benefit Plans.

                         (c)  The foregoing provisions of this Section 5.5
shall not apply with respect to any employees or former employees covered by any collective bargaining agreements.

                         (d)  With respect to Benefit Plans under which Oryx
Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (other than Oryx Stock Option Plans) (each, an "Oryx Stock Plan"), (i) Oryx shall take such action as may be necessary so that, after the Effective Time, such Oryx Stock Plan shall provide for the issuance or purchase in the open market only of Company Common Stock rather than Oryx Common Stock and otherwise to amend such Oryx Stock Plans to reflect this Agreement, the Reverse Split, the Exchange Ratio and the Merger, and (ii) the Surviving Corporation shall (x) reserve for issuance under such Oryx Stock Plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grants of awards or exercise of options under such Oryx Stock Plan, (y) as soon as practicable after the Effective Time, file or amend one or more registration statements under the Securities Act with respect to the shares of Company Common Stock subject to such Oryx Stock Plan to the extent such filing or amendment is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such benefits, grants or awards remain payable or such options remain outstanding, as the case may be and (z) cause such shares of Company Common Stock subject to such Oryx Stock Plan to be listed for trading on the NYSE. Unless otherwise agreed to by the parties, Oryx shall use its reasonable best efforts to obtain any shareholder approvals that may be necessary for the deduction of any compensation payable under any Oryx Stock Plan or other compensation arrangement.

                         (e) Prior to the Effective Time, each of Kerr-McGee
and Oryx will take the actions set forth in Exhibit 5.5(e) with respect to




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

its Benefit Plans. No such action will constitute a breach of any other provision hereof.

                         5.6      Fees and Expenses.  Whether or not the
Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Oryx or its Subsidiaries and (b) the SEC filing fee and printer's fees incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by Kerr-McGee and Oryx, and (c) if applicable, as provided in
Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                         5.7      Directors' and Officers' Indemnification and
Insurance.

                         (a)  The Surviving Corporation shall (i) indemnify
and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Kerr-McGee, Oryx and their respective Subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Kerr-McGee, Oryx or their respective Subsidiaries pursuant to Kerr-McGee's, Oryx's or such Subsidiary's certificate of incorporation, by-laws or other constituent documents and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Kerr-McGee, Oryx or their respective Subsidiaries (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the



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

consummation of the transactions contemplated hereby); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Kerr-McGee and Oryx for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In addition, from and after the Effective Time, directors and officers of Oryx who become directors or officers of the Surviving Corporation will be entitled to the same indemnity rights and protections as are afforded to the directors and officers of the Surviving Corporation.

                         (b)  The provisions of this Section 5.7 (i) are
intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                         5.8      Public Announcements.  Kerr-McGee and Oryx
shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and provide each other a reasonable opportunity to review and comment before issuing any press release or otherwise making any public statement with respect to this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Kerr-McGee nor Oryx shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

                         5.9      Accountant's Letters.  (a)  Kerr-McGee shall
use reasonable best efforts to cause to be delivered to Oryx two letters from Kerr-McGee's independent public accountants, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Kerr-McGee and Oryx, in form and substance reasonably satisfactory to Oryx and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Kerr-McGee shall use reasonable best



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

efforts to cause to be delivered to Oryx a letter from Kerr-McGee's independent accountants dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                         (b)  Oryx shall use reasonable best efforts to cause
to be delivered to Kerr-McGee two letters from Oryx's independent public accountants, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Oryx and Kerr-McGee, in form and substance reasonably satisfactory to Kerr-McGee and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-
4. Oryx shall use reasonable best efforts to cause to be delivered to Kerr-McGee a letter from Oryx's independent public accountants, addressed to Oryx and Kerr-McGee, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that stating that Oryx qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting Principles Board and accordingly is a poolable entity.

                         (c)  Each of Kerr-McGee and Oryx shall use
reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

                         5.10     Listing of Shares of Company Common Stock.
Kerr-McGee shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in the Merger and the shares of Company Common Stock to be reserved for issuance upon exercise of the Oryx Stock Options and conversion of the Oryx Debentures to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                         5.11     Affiliates.  (a)  Not less than 45 days
prior to the Effective Time, Oryx shall deliver to Kerr-McGee a letter identifying all persons who, in the opinion of Oryx, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Oryx, "affiliates" of Oryx for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Oryx shall use reasonable best efforts to cause each person identified on such list to deliver to Kerr-McGee, not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "Affiliate



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

Agreement"). Not less than 45 days prior to the Effective Time, Kerr-McGee shall deliver to Oryx a letter identifying all persons who, in the opinion of Kerr-McGee, may be deemed "affiliates" of Kerr-McGee for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Kerr-McGee shall use reasonable best efforts to cause each person identified on such list to deliver to Oryx not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs (C), (D) and (E) of Exhibit 5.11 hereto.

                         (b)  The Surviving Corporation shall use its
reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                         5.12     Oryx Partnership Name.  Prior to the
Effective Time, if Kerr-McGee so requests, Oryx shall take all actions necessary to cause the name of the Oryx Partnership to be changed to "Kerr-McGee Partners, L.P.", or such other name as shall be agreed by Kerr-McGee and Oryx, upon the Effective Time.

                         5.13     Reverse Stock Split.  Prior to the Effective
Time, Oryx shall have taken all necessary action to effect the Reverse Split as contemplated hereby immediately prior to the Effective Time, including taking all necessary action pursuant to Section 15.05 of the indenture under which the Oryx Debentures were issued to adjust the conversion rate for the Oryx Debentures upon and following the Reverse Split to reflect the Exchange Ratio.

                         5.14     Transition Management.

                         (a)  As soon as practicable after the date of this
Agreement, the parties shall create a special transition management task force (the "Task Force"), which shall be comprised of Luke R. Corbett, Robert
L. Keiser and Tom J. McDaniel. The Task Force shall examine various alternatives regarding the manner in which to best organize the business of the Surviving Corporation after the Effective Time.

                         (b)  As soon as practicable after the date of this
Agreement, the Task Force will develop a plan (the "Plan") with respect to the communications with the employees of Kerr-McGee and Oryx and their respective Subsidiaries regarding the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, prior to the Effective Time, neither Kerr-McGee nor Oryx will contact or communicate



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

with any employee of the other party or its Subsidiaries with respect to the transactions contemplated by this Agreement, unless pursuant to the Plan or in accordance with the authorization of the Task Force. In addition, except pursuant to the Plan, neither Kerr-McGee nor Oryx will have any communication or contact with any employee of the other party or its Subsidiaries concerning, relating to or in any way bearing upon any closing or relocation of or reduction in size, staff or function of any present facility of the other party. The Plan will address such topics as the identity of senior management of the Surviving Corporation (other than as provided elsewhere herein), integration of Kerr-McGee and Oryx, retention bonuses, short- and long-term plans for the corporate headquarters, group offices, payroll and benefits administration. Kerr-McGee and Oryx will cooperate and provide all needed notices under the Worker Adjustment and Retraining Notification Act and its regulations.



                                  ARTICLE VI

                             CONDITIONS PRECEDENT

                         6.1      Conditions to Each Party's Obligation to
Effect the Merger. The respective obligations of Oryx and Kerr-McGee to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                         (a) Stockholder Approval. (i) Oryx shall have obtained the Required Oryx Vote in connection with the approval of the Reverse Split and the adoption of this Agreement by the stockholders of Oryx and (ii) Kerr-McGee shall have obtained the Required Kerr-McGee Vote in connection with the adoption of this Agreement by the stockholders of Kerr-McGee.

                         (b) No Injunctions or Restraints, Illegality. No law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction shall be in effect having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                         (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                         (d) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings



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

         pursuant to the HSR Act (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Kerr-McGee, Oryx or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained (for purposes of this Section 6.1(d), the failure to obtain or make any such consents, approvals, actions, filings or notices required under state or local Environmental Laws with respect to Oryx Permits or Kerr-McGee Permits shall not be deemed to have a Material Adverse Effect on the Surviving Corporation).

                         (e) NYSE Listing. The shares of Company Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                         (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                         (g) Pooling. Oryx shall have received and delivered to Kerr-McGee and Kerr-McGee's independent public accountants letters from its independent public accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that Oryx qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting Principles Board and accordingly is a poolable entity. Kerr-McGee shall have received and delivered to Oryx letters from its independent public accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                         (h) Reverse Split. The Reverse Split shall have been effected on the terms contemplated hereby immediately prior to the Effective Time.


                         6.2      Additional Conditions to Obligations of
Kerr-McGee.  The obligations of Kerr-McGee to effect the Merger are subject



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

to the satisfaction of, or waiver by Kerr-McGee, on or prior to the Closing Date of the following additional conditions:

                         (a) Representations and Warranties. Each of the representations and warranties of Oryx set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Oryx set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case they shall be so true and correct as of such date), and Kerr-McGee shall have received a certificate of the chief executive officer and the chief financial officer of Oryx to such effect.

                         (b) Performance of Obligations of Oryx. Oryx shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Kerr-McGee shall have received a certificate of the chief executive officer and the chief financial officer of Oryx to such effect.

                         (c) Tax Opinion. Kerr-McGee shall have received from Simpson Thacher & Bartlett, counsel to Kerr-McGee, on or before the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of Kerr-McGee and Oryx, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and
         (ii) Kerr-McGee and Oryx will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                         (d) Rights Agreement. No "Shares Acquisition Date", "Distribution Date" or "Triggering Event" shall have occurred pursuant to and as defined in the Oryx Rights Agreement.

                         6.3      Additional Conditions to Obligations of
Oryx. The obligations of Oryx to effect the Merger are subject to the satisfaction of, or waiver by Oryx, on or prior to the Closing Date of the following additional conditions:

                         (a) Representations and Warranties. Each of the representations and warranties of Kerr-McGee set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Kerr-McGee set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case they shall be so true and correct as of such date), and Oryx shall have received a certificate of the chief executive officer and the chief financial officer of Kerr-McGee to such effect.

                         (b) Performance of Obligations of Kerr-McGee. Kerr-McGee shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Oryx shall have received a certificate of the chief executive officer and the chief financial officer of Kerr-McGee to such effect.

                         (c) Tax Opinion. Oryx shall have received from Jones, Day, Reavis & Pogue, counsel to Oryx, on or before the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of Kerr-McGee and Oryx, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and
         (ii) Kerr-McGee and Oryx will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                         (d) Rights Agreement. No "Stock Acquisition Date" or "Distribution Date" shall have occurred pursuant to and as defined in the Kerr-McGee Rights Agreement.


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

                         7.1      Termination.  This Agreement may be
terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Oryx or Kerr-
McGee:

                         (a) By mutual written consent of Kerr-McGee and Oryx;

                         (b)      By either Oryx or Kerr-McGee if the
         Effective Time shall not have occurred on or before June 30, 1999 (the "Termination Date"); provided, however, that the right to



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

         terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                         (c) By either Oryx or Kerr-McGee if any law, rule or regulation shall have been adopted or promulgated, or any Governmental Entity shall have issued an order, decree or ruling or taken any other action which shall have become final and nonappealable, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who failed to comply with Section
         5.3 in connection with such action;

                         (d) By Oryx or Kerr-McGee, prior to receipt of its required stockholders approval, upon five Business Days' prior notice to the other party (which notice shall entitle the other party to terminate this Agreement pursuant to Section 7.1(f)), in order to accept a proposal which its Board of Directors shall have determined as of the date of such notice is a Superior Proposal; provided, however, that (i) any financing with respect thereto is committed for the full amount required, (ii) the terminating party shall have complied with its obligations under Section 5.4, (iii) such notice shall include a copy of any proposed or definitive documentation relating to such Superior Proposal, and shall otherwise indicate all material terms and conditions with respect thereto, (iv) prior to any such termination, the terminating party shall, if requested by the other party in connection with a revised proposal by it, negotiate in good faith for such five Business Day period with the other party,
         (v) the Board of Directors of the terminating party shall have determined, as of the effective date of such termination, after taking into account any revised proposal by the other party during such five Business Day period, that such third-party proposal remains a Superior Proposal (and such financing remains so committed) and
         (vi) immediately following such termination, the terminating party enters into definitive and binding documentation with respect to such Superior Proposal; provided, further, that it shall be a condition to termination by the terminating party pursuant to this Section 7.1(d) that the terminating party shall have made the payment of the fee to the other party required by Section 7.2;

                         (e) By either Oryx or Kerr-McGee if (i) the approval by the stockholders of Oryx required for the consummation of the Reverse Split or the Merger shall not have been obtained by reason of the failure to obtain the Required Oryx Vote or (ii) the approval by the stockholders of Kerr-McGee required for the



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

         consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Kerr-McGee Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of Oryx or Kerr-McGee, as the case may be, or at any adjournment thereof;

                         (f) (i) By Oryx if the Board of Directors of Kerr-McGee shall have effected an Adverse Change in the Kerr-McGee Recommendation (or resolved to take such action), approved or recommended another Acquisition Proposal (or resolved to take such action) or failed to reconfirm its recommendation set forth in
         Section 3.1(f), if so requested by Kerr-McGee, within fifteen days following such request and in any event at least ten days prior to the Oryx Stockholders Meeting, or Kerr-McGee shall have delivered the notice described in Section 7.1(d) above or breached Section 4.1(l); or

                                  (ii) by Kerr-McGee if the Board of Directors
         of Oryx shall have effected an Adverse Change in the Oryx Recommendation (or resolved to take such action) or shall have approved or recommended another Acquisition Proposal (or resolved to take such action) or failed to reconfirm its recommendation set forth in Section 3.2(f), if so requested by Oryx, within fifteen days following such request, and in any event at least ten days prior to the Kerr-McGee Stockholders Meeting, or Oryx shall have delivered the notice described in Section 7.1(d) above or breached Section 4.2(l); or

                         (g) By Kerr-McGee, if a "Shares Acquisition Date" or "Triggering Event" shall have occurred pursuant to and as defined in the Oryx Rights Agreement; or by Oryx, if a "Stock Acquisition Date" shall have occurred pursuant to and as defined in the Kerr-McGee Rights Agreement.

                         7.2      Effect of Termination.

                         (a)      In the event of termination of this
Agreement by either Oryx or Kerr-McGee as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Kerr-McGee or Oryx or their respective officers or directors except with respect to Section 3.1(m), Section 3.2(m), the second sentence of Section 5.2, Section 5.6, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Kerr-McGee nor Oryx shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

                         (b)      Kerr-McGee shall pay Oryx the sum $60
million if this Agreement is terminated solely as follows: (i) by Oryx pursuant to Section 7.1(f) or (g) (which fee shall be payable immediately upon such termination); (ii) by Kerr-McGee pursuant to Section 7.1(d) (which fee shall be payable as a condition to such termination); or (iii) by either party pursuant to Section 7.1(e)(ii), if (A) at or at any time prior to such termination, Oryx was entitled to terminate this Agreement pursuant to
Section 7.1(f) (which fee shall be payable immediately upon such termination) or (B) (x) at any time after the date of this Agreement and at or before the date of the Kerr-McGee Stockholders Meeting an Acquisition Proposal with respect to Kerr-McGee shall have been publicly announced or otherwise publicly communicated (a "Prior Kerr-McGee Proposal"), and (y) within twelve months of the termination of this Agreement, Kerr-McGee enters into a definitive agreement with respect to (1) such Prior Kerr-McGee Proposal or any other Acquisition Proposal (with respect to Kerr-McGee) with any party who made a Prior Kerr-McGee Proposal or (2) any Alternative Transaction (as defined in Section 8.11) with respect to Kerr-McGee with any other Person, and such Prior Kerr-McGee Proposal, Acquisition Proposal or Alternative Transaction is consummated (which fee shall be payable immediately upon such consummation).

                         (c)      Oryx shall pay Kerr-McGee the sum $60
million if this Agreement is terminated solely as follows: (i) by Kerr-McGee pursuant to Section 7.1(f) or (g) (which fee shall be payable immediately upon such termination); (ii) by Oryx pursuant to Section 7.1(d) (which fee shall be payable as a condition to such termination); or (iii) by either party pursuant to Section 7.1(e)(i), if (A) at or at any time prior to such termination, Kerr-McGee was entitled to terminate this Agreement pursuant to
Section 7.1(f) (which fee shall be payable immediately upon such termination) or (B) (x) at any time after the date of this Agreement and at or before the date of the Oryx Stockholders Meeting an Acquisition Proposal with respect to Oryx shall have been publicly announced or otherwise publicly communicated (a "Prior Oryx Proposal"), and (y) within twelve months of the termination of this Agreement, Oryx enters into a definitive agreement with respect to (1) such Prior Oryx Proposal or any other Acquisition Proposal (with respect to Oryx) with any party who made a Prior Oryx Proposal or (2) any Alternative Transaction with respect to Oryx with any other Person, and such Prior Oryx Proposal, Acquisition Proposal or Alternative Transaction is consummated (which fee shall be payable immediately upon such consummation).

                         (d)      In addition, in any case in which a fee is
payable pursuant to paragraph (b) or (c) above, the party paying such fee shall in addition promptly pay the other party the sum of $5 million in respect of Expenses incurred by or on behalf of it in connection with this Agreement and the Stock Option Agreements, such payment to be made in cash at the time of the payment of the fee pursuant to paragraph (b) or (c) above.

                         7.3      Amendment.  This Agreement may be amended by
the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Oryx and Kerr-McGee, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                         7.4      Extension; Waiver.  At any time prior to the
Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

                         8.1      Non-Survival of Representations, Warranties
and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

                         8.2      Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed duly given
(a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                                  (a)     if to Kerr-McGee, to

                                          Kerr-McGee Corporation
                                          123 Robert S. Kerr Avenue
                                          Oklahoma City, Oklahoma  73102
                                          Fax:  (405) 270-4211
                                          Attention:  General Counsel

                                          with a copy to

                                          Simpson Thacher & Bartlett
                                          425 Lexington Avenue
                                          New York, New York  10017
                                          Fax: (212) 455-2502
                                          Attention:  David B. Chapnick, Esq.

                                  (b)     if to Oryx to

                                          Oryx Energy Company
                                          Oryx Energy Center
                                          13155 Noel Road
                                          Dallas, Texas  75240
                                          Fax: (972) 715-8955
                                          Attention: General Counsel

                                          with a copy to

                                          Jones, Day, Reavis & Pogue
                                          599 Lexington Avenue, 30th Floor
                                          New York, New York  10022
                                          Fax: (212) 755-7306
                                          Attention: Robert A. Profusek, Esq.

                         8.3      Interpretation.  When a reference is made in
this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Inclusion of any matter on any Schedule to this Agreement shall not be deemed an admission that such item is material or otherwise required to be included on such Schedule.

                         8.4      Counterparts.  This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more



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

counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                         8.5      Entire Agreement; No Third Party
Beneficiaries.

                         (a)      This Agreement, the Stock Option Agreements
and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                         (b)      This Agreement shall be binding upon and
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                         8.6      GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

                         8.7      Severability.  If any term or other
provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                         8.8      Assignment.  Neither this Agreement nor any
of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                         8.9      Submission to Jurisdiction; Waivers.  Each
of Kerr-McGee and Oryx irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Kerr-McGee and Oryx hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Kerr-McGee and Oryx hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                         8.10     Enforcement.  The parties agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                         8.11     Definitions.  As used in this Agreement:

                         (a)      "Alternative Transaction" means, with
respect to Oryx or Kerr-McGee, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its material Subsidiaries, or any purchase or sale of the assets (including stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 25% or more of the consolidated asset value of such party, or any purchase or sale of, or tender or exchange offer for, 25% or more of the equity securities of such party.

                         (b)      "beneficial ownership" or "beneficially own"
shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                         (c)      "Benefit Plans" means, with respect to any
Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Oryx Disclosure Schedule or the Kerr-McGee Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

                         (d)      "Board of Directors" means the Board of
Directors of any specified Person and any committees thereof.

                         (e)      "Business Day" means any day on which banks
are not required or authorized to close in each of New York, New York; Oklahoma City, Oklahoma; and Dallas, Texas.

                         (f)      "known or "knowledge" means, with respect to
any party, the knowledge of such party's executive officers after reasonable inquiry.

                         (g)      "Material Adverse Effect" means, with
respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries (or, following the Merger, of the Surviving Corporation and its Subsidiaries) taken as a whole, other than any change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which Kerr-McGee or Oryx operate and not specifically relating to Kerr-McGee or Oryx or (ii) the ability of such party to consummate the transactions contemplated by this Agreement or the Stock Option Agreements.

                         (h)      "the other party" means, with respect to
Oryx, Kerr-McGee and means, with respect to Kerr-McGee, Oryx.

                         (i)      "Person" means an individual, corporation,
limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                         (j)      "Subsidiary" when used with respect to any
party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner or managing member (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or
(ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                         (k)      "Superior Proposal" means with respect to
Kerr-McGee or Oryx, as the case may be, a written proposal made by a Person other than either such party which (I) contemplates (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, tender offer, exchange offer or similar transaction involving such party as a result of which such party's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or (ii) a sale, lease, exchange, transfer or other disposition (including without limitation a contribution to a joint venture) of at least 50% of the assets of such party and its Subsidiaries, taken as a whole, and (II) is on terms which the Board of Directors of such party determines (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to its stockholders (in their capacities as such) than the transactions contemplated by this Agreement (in the case of Section 7.1(d), as proposed to be revised) and (ii) is reasonably likely to be financed and otherwise completed.
                        ______________________________

                          [Intentionally Left Blank]

                         IN WITNESS WHEREOF, Kerr-McGee and Oryx have caused
this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  KERR-McGEE CORPORATION


                                  By:   /s/ Luke R. Corbett
                                     Name:  Luke R. Corbett
                                     Title: Chairman and Chief Executive
                                            Officer

                                  ORYX ENERGY COMPANY


                                  By:   /s/ Robert L. Keiser
                                     Name:  Robert L. Keiser
                                     Title: Chairman/CEO

                                                                EXHIBIT 1.5
                                                     TO THE MERGER AGREEMENT

                                    FORM OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            KERR-McGEE CORPORATION



     FIRST:  The name of the corporation is:

                            KERR-McGEE CORPORATION

     SECOND: The registered office of the corporation in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have the authority to issue is 340,000,000, of which 40,000,000 shares shall be preferred stock, without par value, and 300,000,000 shall be common stock of the par value of $1.00 per share.

     Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware.

     (2) The preferred stock may be issued from time to time in one or more series. The resolution or resolutions of the Board of Directors providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of this certificate of incorporation, the voting power, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

           i) the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

          ii) the rate of dividends payable on shares of such series, the dates on which such dividends shall be paid, and whether such dividends shall be cumulative or noncumulative;

         iii) the full or limited voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

          iv) the right, if any, of the corporation to redeem shares of such series and the terms and conditions of such redemption;

           v) the obligations, if any, of the corporation to retire shares of such series pursuant to a retirement or sinking fund of a similar nature or otherwise and the terms and conditions of such obligation;

          vi) the terms and conditions, if any, upon which the shares of such series shall be convertible into shares of stock of any other class or series including the conversion rate and the term of adjustment thereof, if any;

         vii) the amount which the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation;

        viii) the relative priority of the shares of such series to shares of other classes or series with respect to dividends or upon the dissolution of or the distribution of assets of the corporation; and

          ix) and other rights and qualifications, preferences and limitations or restrictions of the shares of such series;

               so far as not inconsistent with the provisions of this certificate of incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

     (3) Except as otherwise provided in this paragraph (3), no direct or indirect purchase by the corporation from any Interested Stockholder (as hereinafter defined) of shares of common stock of the corporation beneficially owned by such Interested Stockholder for less than two years prior to the date of such purchase shall be made at a per share price in excess of Fair Market Value (as hereinafter defined) at the time of such purchase unless such purchase is approved by the affirmative vote of not less than a majority of the Voting Stock (as defined in Article THIRTEENTH) held by Disinterested Stockholders (as hereinafter defined).

     The provisions of this paragraph (3) shall not apply to (i) any offer to purchase made by the corporation which is made on the same terms and conditions of the holders of all shares of common stock of the corporation, or (ii) any open market purchases by the corporation of shares of its common stock at prevailing market prices.

     The provisions of this paragraph (3) shall not be amended without the affirmative vote of (a) not less than a majority of the Voting Stock entitled to vote thereon and (b) not less than a majority of the Voting Stock entitled to vote thereon held by Disinterested Stockholders.

     For purposes of this paragraph (3); I) the terms "Interested Stockholder" shall have the meaning of "Related Person" set forth in paragraph (B)(3) of Article THIRTEENTH except that the percent of Voting Stock referred to in clauses (a) and (b) of such definition shall be five percent (5%) rather than ten percent (10%); (ii) the term "Fair Market Value" shall have the meaning set forth in paragraph (B)(9) of Article THIRTEENTH except that "Fair Market Value" shall mean the highest sale price or bid quotation during the five-trading day period preceding the date of the purchase of the stock; and (iii) the terms "Disinterested Stockholders" means those holders of the Voting Stock, none of which is an Interested Stockholder.

     (4)  Series B Preferred Stock

          Section 1. Designation and Amount. There shall be designated a series of preferred stock as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Stock.

          Section 2.  Dividends and Distributions.

          (A) Subject to the rights of the holders of any shares of any series of preferred stock of the corporation (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of common stock of the corporation (the "Common Stock") and of any other stock of the corporation ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the -cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series B Preferred Stock from the Dividend Pays the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in this certificate of incorporation or required by law, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock of the corporation are entitled to vote. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in this certificate of incorporation or in any other certificate of designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in

     Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the corporation shall not:

               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series B Preferred Stock;

               (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock or rights, warrants or options to acquire such junior stock;

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation, Dissolution or Winding up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the corporation ranking junior, upon liquidation, dissolution or winding up, to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which holders of all such shares are entitled upon liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series B liquidation preference and the liquidation preferences of all other classes and series of stock of the corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal

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

to 100 times the s, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption. The shares of Series B Preferred Stock shall not be redeemable from any holder.

          Section 9. Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the corporation, junior to all other series of Preferred Stock and senior to the Common Stock.

          Section 10. Amendment. If any proposed amendment to this certificate of incorporation would alter, change or repeal any of the preferences, powers or special rights given to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely, then the holders of the Series B Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.

          Section 11. Fractional Shares. Series B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

     (5) Preemptive Rights. Neither the holders of preferred stock nor the holders of common stock shall have any preemptive rights, and the corporation shall have the right to issue and sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of preferred stock or common stock.

     FIFTH: (1) The business and affairs of the corporation shall be managed by a Board of Directors. The number of directors shall be fixed from

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

time to time by resolution adopted by affirmative vote of the majority of the Board of Directors, but shall not be fixed at a number less than three.

          The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of the first class to expire at the 1999 annual meeting of the stockholders, the term of office of the second class to expire at the 2000 annual meeting of the stockholders, and the term of office of the third class to expire at the 2001 annual meeting of the stockholders, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election.

          Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Directors may be removed only for cause, and then only by the affirmative vote of at least 75 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

     (2) Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation (including any certificate of designations relating to any series of preferred stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

     SIXTH: The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of the

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

holders of at least 75 percent in voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Article FIFTH, Article SIXTH, and Article FOURTEENTH of this certificate of incorporation or to adopt any provision inconsistent therewith.

     SEVENTH: (1) (a) The corporation shall, to the full extent permitted by the Laws of the State of Delaware as then in effect or, if less stringent, in effect on December 31, 1985 ("Delaware Law"), and as more fully described in the By-Laws, indemnify any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation, by reason of the fact that the Indemnitee is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer, employee, trustee, partner, or other agent of any other enterprise or legal person (any such action, suit or proceeding being herein referred to as a "Legal Action") against all expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Legal Action or its investigation, defense or appeal (herein called "Indemnified Expenses"), if the Indemnitee has met the standard of conduct necessary under Delaware Law to permit such indemnification. Rights to indemnification shall extend to the heirs, beneficiaries, administrators and executors of any deceased Indemnitee.

          For purposes of this Section, reference to "any other enterprise or legal person" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

          (b) The Indemnified Expenses shall be paid by the corporation in advance as shall be appropriate to permit Indemnitee to defray such expenses currently as incurred, provided the Indemnitee agrees in writing that in the event it shall ultimately be determined as provided hereunder that Indemnitee was not entitled to be indemnified, then Indemnitee shall promptly repay to the corporation such amounts so paid.

          (c) Any amendment, repeal or modification of this Article SEVENTH, the corporation's By-Laws or any applicable provision of Delaware Law, or any other instrument, which eliminates or diminishes the indemnification rights provided for in this Article SEVENTH shall be ineffective as against an Indemnitee with respect to any Legal Action based upon actions taken or not taken by the Indemnitee prior to such repeal or the adoption of such

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

modification or amendment.  The provisions of this Article SEVENTH, Section
(1) shall be applicable to all Legal Actions made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article SEVENTH, Section (1) shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity at any time while this Article SEVENTH, Section (1) and the relevant provisions of Delaware Law and other applicable law, if any, are in effect. If any provision of this Article SEVENTH, Section (1) shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article SEVENTH, Section (1) shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this certificate of incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the corporation that indemnification of any person whom the corporation is obligated to indemnify pursuant to subsection (a) of this Article SEVENTH, Section (1) shall be made to the fullest extent permitted by law.

          (d) The corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article SEVENTH, Section
(1) against any liability asserted against such person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH, Section (1) or otherwise.

     (2) To the full extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification.

     EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority

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

in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     NINTH:  [Reserved]

     TENTH:  [Reserved]

     ELEVENTH:  [Reserved]

     TWELFTH:  [Reserved]

     THIRTEENTH: The vote of the stockholders of the corporation required to approve any Business Transaction shall be as set forth in this Article THIRTEENTH. Each capitalized term shall have the meaning ascribed to it in Paragraph (B) of this Article.

     (A) Notwithstanding any provision of law or any other provision of this certificate of incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any particular class or series of Voting Stock by law or by this certificate of incorporation, the affirmative vote of the holders of not less than 51% of the outstanding shares of Voting Stock of the corporation beneficially owned by stockholders other than the Related Person shall be required for the approval or authorization of any Business Transaction; provided, however, that such 51% voting requirement shall not be applicable to any Business Transaction, and such Business Transaction shall require only such affirmative vote as is required by law, any other provision of this certificate of incorporation, any preferred stock designation or any agreement with any national securities exchange, if, in the case of a Business Transaction that does not involve any cash or consideration being received by the stockholders of the corporation solely in respect of their ownership of shares of Voting Stock of the corporation, the condition specified in the following paragraph (1) is satisfied, or, in the case of any other Business Transaction, the conditions specified in either of the following paragraphs (1) and (2) are satisfied.

          (1) the Continuing Directors at the time of such Business Transaction constitute at least a majority of the Board of Directors of the corporation and such Business Transaction shall have been approved by a majority vote of the Continuing Directors; or

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

          (2)(a) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including common stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Related Person and, if the Related Person beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

          (b) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of common stock in such Business Transaction shall be at least equal to the highest of the following (it being intended that the requirements of this clause (A)(2)(b) shall be required to be met with respect to all shares of common stock outstanding whether or not the Related Person has acquired any shares of the common stock):

               i) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of common stock beneficially owned by the Related Person which were acquired beneficially by such Related Person (x) with in the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became a Related Person, whichever is higher; or

               ii) the Fair Market Value per share of common stock on the Announcement Date or on the Determination Date, whichever is higher; and

          (c) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock, other than common stock, shall be at least equal to the highest of the following (it being intended that the requirements of this clause (A)(2)(c) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Related Person has previously acquired any shares of a particular class or series of Voting Stock):

               i) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Related Person which were acquired beneficially by such Related Person (x) with the two-year

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

          period immediately prior to the Announcement Date or (y) in the transaction in which it became a Related Person, whichever is higher;

               ii) if applicable, the highest preferential amount per share to which the holders of share of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

               iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

          (d) after such Related Person has become a Related Person and prior to the consummation of such Business Transaction:

               i) such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock of the corporation, except as part of the transaction in which it became a Related Person or upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split; and

               ii) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the corporation or any Subsidiary, whether in anticipation of or in connection with such Business Transaction or otherwise; and

               iii) such Related Person shall not have caused any material change in the corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the corporation to any third party; and

               iv) there shall have been (aa) no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock, and (bb) no reduction in the annual rate of dividends paid on common stock (after giving effect to any reclassification, including any reverse stock split, recapitalization, reorganization or similar transaction which has the effect of enlarging or reducing the number of outstanding shares of common stock), unless such failure or reduction shall have been approved by a majority of the Continuing Directors; and

          (e) a proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder

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

     (or any subsequent provisions replacing such Act, rules and regulations), whether or not the corporation is then subject to such requirements, shall be mailed at least thirty (30) days prior to the consummation of such Business Transaction to the public stockholders of the corporation and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Continuing Directors, if any, may choose to state and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Transaction from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the corporation upon receipt of such opinion, to be unaffiliated with such Related Person, and, if there are at the time any Continuing Directors, to be selected by a majority of the Continuing Directors).

     (B)  For purposes of this Article THIRTEENTH:

          (1)  the term "Business Transaction" shall mean

               (a) any merger or consolidation of the corporation or any Subsidiary with (i) any Related Person or (ii) any other corporation or entity (whether or not itself a Related Person) which is, or after such merger or consolidation, would be, an Affiliate of a Related Person;

               (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Related Person or any Affiliate of any Related Person of assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more;

               (c) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of a Related Person or any Affiliate of the Related Person;

               (d) the issuance of or transfer by the corporation or any Subsidiary (in one transaction or in a series of related transactions) of any securities of the corporation or any Subsidiary to a Related Person, or any Affiliate of a Related Person, in exchange for cash, securities or other property (or a combination thereof) having a Fair Market Value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the corporation or any Subsidiary which were not acquired by such Related Person (or such Affiliate) from the corporation or a Subsidiary;

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               (e)  any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the corporation or any Subsidiary by the corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the corporation or any Subsidiary which is directly or indirectly beneficially owned by any Related Person or any Affiliate of any Related Person;

          (2) A person shall mean any individual, firm, corporation, group (as such term is used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31,
     1984) or other entity.

          (3) "Related Person" shall mean any person (other than the corporation or any Subsidiary or any employee benefit plan of the corporation or any Subsidiary) who or which:

               (a) is the beneficial owner, directly or indirectly, of more than ten percent of the combined voting power of the then outstanding shares of Voting Stock; or

               (b) is an Affiliate of the corporation and at anytime within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

               (c) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by a Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (4)  A person shall be a "beneficial owner" of any Voting Stock:

               (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

               (b) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether or not such right is exercisable immediately), pursuant to any agreement, arrangement or

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          understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

               (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (5) For the purposes of determining whether a person is a Related Person pursuant to Paragraph (B)(3) of this Article THIRTEENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Related Person through application of Paragraph (B)(4) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984.

          (7) "Subsidiary" shall mean any corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by this corporation or by a Subsidiary or by this corporation and one or more Subsidiaries; provided, however, that for the proposes of the definition of Related Person set forth in Paragraph (B)(3) of this Article THIRTEENTH, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.

          (8) "Continuing Director" shall mean any member of the Board of Directors of this corporation who is unaffiliated with, and not a nominee of, the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, the Related Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

          (9) "Fair Market Value" shall mean: (1) in the case of stock, the highest closing sale price during the 30-day period preceding the date in question of a share of such stock on the Composite Tape of New York Stock Exchange-Listed stocks, or, if such stock is not quoted on the New York Stock Exchange-Composite Tape, on the principal United States

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     securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

          (10) In the event of any Business Transaction in which the corporation survives, the phrase "any consideration other than cash to be received" as used in Paragraph (A)(2)(b) and (A)(2)(c) of this Article THIRTEENTH shall include the shares of common stock and/or the share of any other class of outstanding Voting Stock retained by the holders of such shares.

          (11) "Announcement Date" shall mean the date of first public announcement of the proposed Business Transaction.

          (12) "Determination Date" shall mean the date on which the Related Person became a Related Person.

          (13) "Consummation Date" shall mean the date of the consummation of the Business Transaction.

          (14) The terms "Voting Stock" shall mean all outstanding shares of capital stock of all classes and series of the corporation entitled to vote generally in the election of directors of the corporation, in each case voting together as a single class.

     (C) If the Continuing Directors constitute at least a majority of the Board of Directors of the corporation, a majority of such Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article THIRTEENTH, including, without limitation:

          (1)  whether a person is a Related Person;

          (2) the number of shares of Voting Stock beneficially owned by any person;

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          (3)  whether a person is an Affiliate or Associate of another person;

          (4) whether the requirements of (A) of this Article THIRTEENTH have been met with respect to any Business Transaction; and

          (5) whether the assets which are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Transaction has, an aggregate Fair Market Value of $10,000,000 or more. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Article THIRTEENTH.

     (D) Nothing contained in this Article THIRTEENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

     (E) Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of (1) the holders of at least 51% of the Voting Stock, voting together as a single class, and (2) the holders of a least 51% of the Voting Stock, voting together as a single class, other than shares of Voting Stock beneficially owned by a Related Person, shall be required to alter, amend or repeal this Article THIRTEENTH or to adopt any provision inconsistent therewith.

     FOURTEENTH: Any action required or permitted to be taken by the holders of the common stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

     FIFTEENTH: Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article FIFTH, Article SIXTH, Article FOURTEENTH or this Article FIFTEENTH or to adopt any provision inconsistent therewith.










                                                              EXHIBIT 1.6
                                                  TO THE MERGER AGREEMENT

                                    FORM OF

                             AMENDED AND RESTATED

                                    BY-LAWS

                                      OF

                            KERR-McGEE CORPORATION



                                   ARTICLE I
                                    OFFICES

          Section 1. The principal place of business of Kerr-McGee Corporation ("Corporation") shall be in Oklahoma City, Oklahoma.

          Section 2. The Corporation may also have offices at such other places as the Board of Directors may from time to time appoint or the business of the Corporation may require.


                                  ARTICLE II
                                     SEAL

          Section 1. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the words "Corporate Seal, Delaware". The Corporate Seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced.

          Section 2. The corporate seal shall be retained under the custody and control of the Secretary or Assistant Secretary except as and to the extent the use of same by others may be expressly authorized by the Board of Directors.


                                  ARTICLE III
                            STOCKHOLDERS' MEETINGS

          Section 1. All meetings of the stockholders for any purpose may be held at such place as shall be stated in the notice of the meeting.

          Section 2. An annual meeting of the stockholders shall be held within one hundred fifty (150) days after the end of each fiscal year as the Board of Directors may set for a particular year's annual meeting, at which meeting they shall elect by a plurality vote by ballot a board of directors and transact such other business as may properly be brought before the meeting.

          Section 3. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws. If, however, such majority shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

          Section 4. At any meeting of the stockholders, every stockholder having the right to vote shall be entitled to vote in person or by proxy appointed either by an instrument in writing, subscribed by such stockholder or by other means permitted by applicable law.

          Section 5. Except as may otherwise be provided by law or in the Certificate of Incorporation of the Corporation, or any amendment thereto, each stockholder shall have one vote for each share of the stock having voting power, registered in his name on the books of the Corporation, and except where the transfer books of the Corporation shall have been closed or a date shall have been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election for directors which shall have been transferred on the books of the Corporation within twenty days preceding such election of directors, or on any other matter respecting which stockholders are entitled to vote if such stock has been so transferred within twenty days prior to action on such matter.

          Section 6. Except as otherwise provided by law, written notice of the annual meeting of stockholders shall be given at least ten days prior to the meeting, and in accordance with Article XXI hereof, to each stockholder so entitled to vote thereat.

          Section 7. A complete list of the stockholders so entitled to vote at the ensuing election of directors arranged in alphabetical order, with the address of each, and the number of voting shares registered in the name of each, shall be filed in the office where the election is to be held, at least ten days before every election, and shall at all times during the ordinary business hours and during the whole time of said election be open to the examination of any stockholder.

          Section 8. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, shall be called only by the Chief Executive Officer of the Corporation or by the Secretary at the

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

direction of the Board of Directors pursuant to a resolution approved by the Board of Directors.

          Section 9. Business transacted at all special meetings shall be confined to the objects stated in the notice of the meeting.

          Section 10. Written notice of a special meeting of stockholders, stating the time and place and object thereof, shall be given at least ten days before such meeting, and in accordance with Article XXI hereof, to each stockholder entitled to vote thereat.

          Section 11.

          (A)  Annual Meeting of Stockholders.

          (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting delivered pursuant to Article III,
Section 6 of these By-Laws, (b) by or at the direction of the Chief Executive Officer or the Board of Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph
(A) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

          (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph
(A)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

          (3)  Notwithstanding anything in the second sentence of paragraph
(A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

          (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Article III, Section 10 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Chief Executive Officer or the Board of Directors or (b) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this By-Law and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations of stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

          (C)  General.

          (1) Only persons who are nominated in accordance with the procedures set the forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective nomination shall be disregard or that such proposed business shall not be transacted.

          (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (3) For purposes of this By-Law, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

          (4) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.


                                  ARTICLE IV
                                   DIRECTORS

          Section 1. The property and business of the Corporation shall be managed by its Board of Directors, the members of which need not be stockholders.

          Section 2. The Board of Directors of the Corporation shall consist of such number of directors, not less than three, as shall from time to time be fixed exclusively by resolution of the Board of Directors. The directors shall be divided into three classes in the manner set forth in the Certificate of Incorporation of the Corporation, each class to be elected for the term set forth therein. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote.

          Section 3. Each director shall be elected to serve until his successor shall be elected and shall qualify by evidence of acceptance of such office and such acceptance shall be presumed in the absence of express rejection thereof by the person elected within ten days after his knowledge of election. A person who has passed his 64th birthday and who has not theretofore served as a director of the Corporation shall not be eligible to be elected a director, whether pursuant to this Section 3 or to Section 6, of this Article. A person who has passed his 70th birthday, or who has retired as an employee, shall not in any event be eligible for reelection to the Board or be qualified for continued service as a director of the Corporation, irrespective of prior service as a director of the Corporation. For purposes of this Section, any service as a director of {O Company} prior to the merger of {O Company} shall be deemed to be prior service as a director of the Corporation. Any failure of any director to meet the qualifications for service as a director set forth in these By-Laws, or otherwise under law, shall result in the termination of the term of such director.

          Section 4. The directors may hold their meetings, have one or more offices and keep the books of the Corporation in the City of Oklahoma City, Oklahoma, or at such other places as they may from time to time determine and designate.

          Section 5. The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

          Section 6. Vacancies in the Board of Directors, however occasioned, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the remaining directors then in office though less than a quorum and the accepting directors so chosen shall hold office for a term as set forth in the Certificate of Incorporation of the Corporation and until a successor or successors have been duly elected and qualified unless sooner displaced.

          Section 7. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article SEVENTH of the Amended and Restated Certificate of Incorporation unless expressly provided by such terms. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders and without regard to the classification of the members of the Board of Directors as set forth in Section 2 hereof, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

          Section 8. Subject to provisions of pertinent law and the Certificate of Incorporation, dividends, if any, declared respecting any class of shares of the Corporation's capital stock may be declared by the Board of Directors at any regular meeting thereof and despite any provision of the By-Laws to the contrary at any special meeting thereof, whether or not consideration or action respecting dividends be stated in the notice thereof; and dividends may be paid in cash or, if the declaration thereof so provides, in property, including shares of the Corporation. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repair or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall deem conducive to the interest of the Corporation, and the Board of Directors may abolish any reserve in the manner in which it was created.

          Section 9. The Board of Directors shall have power to close the stock transfer books of the Corporation for a period not exceeding sixty days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect or for any other purpose; provided, however, that in lieu of closing the stock transfer books, as aforesaid, the Board of Directors may fix in advance a date not exceeding sixty days preceding the date of any meeting of stockholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date for such other purpose, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or for such other purpose, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment, thereof, or to receive such allotment of rights, or to exercise such rights or to be considered as stockholders for such other purpose, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

          Section 10. In addition to the powers and authorities by these By-Laws expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

          Section 11. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if prior to such action a written consent thereto is signed by all members of the Board and such written consent is filed with the minutes of proceedings of the Board.


                                   ARTICLE V
                                  COMMITTEES

          Section 1. The Board of Directors may appoint an Executive Committee of two or more directors, which shall consist of the Chief Executive Officer and such other director or directors as shall be designated by resolution adopted by the Board of Directors. Such Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation while the Board of Directors is not in session except that it shall not have power or authority in reference to (1) amending the Certificate of Incorporation, (2) adopting an agreement of merger or consolidation under Section 251 or 252 of the Delaware General Corporation Law, (3) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, (4) recommending to the stockholders dissolution of the Corporation or revocation of a dissolution, or (5) amending the By-Laws; nor shall it have any power or authority which the Board of Directors has by resolution withheld from it. Vacancies in the membership of the Committee shall be filled by the Board of Directors at a regular meeting or a special meeting called for that purpose.

          Section 2. The Committees of the Board shall be governed by Subsection (2) of Section 141(c) of the Delaware General Corporation Law which provides for the designation of committees of the Corporation's Board of Directors and the permissible functions of such committees.

          Section 3. The Board of Directors by resolution or resolutions adopted by a majority of the Board of Directors may designate other committees, each committee to consist of two or more directors of the Corporation and to exercise such powers and duties and to have such name as may be designated by resolution adopted by the Board of Directors.

          Section 4. Each committee of the Board of Directors may meet at such stated times and/or upon call with such notice as said committee may by resolution provide from time to time. At all meetings of each committee, a majority of members thereof shall be necessary and sufficient to constitute a

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

quorum for the transaction of business, and the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the committee.

          Section 5. Committees of the Board of Directors shall keep regular minutes of their proceedings. Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if prior to such action a written consent thereto is signed by all members of the Committee and such written consent is filed with the minutes of proceedings of the Committee.


                                  ARTICLE VI
                           COMPENSATION OF DIRECTORS

          Section 1. Directors may, pursuant to resolution of the Board of Directors, be paid a stated sum with respect to each regular and special meeting of the Board of Directors and be allowed their expenses of attendance, if any, for attending each meeting of the Board of Directors. Directors who are not full-time employees of the Corporation may be paid such additional compensation for their services as directors as may from time to time be fixed by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

          Section 2. Members of the Executive Committee and members of other committees of the Board of Directors who are not full-time employees of the Corporation may, pursuant to resolution of the Board of Directors, be paid a stated sum for attending meetings of such committees. All members of committees of the Board of Directors may, pursuant to resolution of the Board of Directors, be allowed their expenses of attendance, if any, for attending meetings of such committees.


                                  ARTICLE VII
                      MEETINGS OF THE BOARD OF DIRECTORS

          Section 1. Annual meetings of the Board of Directors shall be held at such place within or without the State of Delaware as soon as practicable following the election of new directors at the annual meeting of the stockholders.

          Section 2. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Delaware as shall from time to time be determined by the Board of Directors. After there has been such determination and notice thereof has been once given to each member of the Board of Directors, regular meetings may be held without any further notice being given.

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

          Section 3. Special meetings of the Board of Directors may be called by the Chief Executive Officer on twenty-four hour's notice to each director, either personally or by mail or by telegram; special meetings shall be called by the Chief Executive Officer or Secretary in like manner and on like notice on the written request of a majority of the directors.

          Section 4. At all meetings of the Board of Directors, a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these By-laws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.


                                 ARTICLE VII-A
                          WAR AND NATIONAL EMERGENCY

          Section 5. The emergency bylaws provided in this Article VII-A shall be operative during any emergency resulting from an attack on the United States, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors cannot readily be convened for action. To the extent not inconsistent with these emergency bylaws, the By-Laws of the Corporation shall remain in effect during any emergency and upon its termination these emergency bylaws shall cease to be operative.

          Section 6. During any such emergency a meeting of the Board of Directors may be called by any officer or director by giving two days' notice thereof to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time. The notice shall specify the time and the place of the meeting, which shall be the head office of the Corporation or any other place specified in the notice. At any such meeting three members of the then existing Board of Directors shall constitute a quorum, which may act by majority vote.

          Section 7. If the number of directors who are available to act shall drop below three, additional directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list established by the Board of Directors and in effect at the time an emergency arises. Additional directors, beyond the minimum number of three directors, but not more than three additional directors, may be elected from any officers or employees on the emergency succession list.

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

          Section 8. The Board of Directors is empowered with the maximum authority possible under the Delaware Corporation Law, and all other applicable law, to conduct the interim management of the affairs of the Corporation in an emergency in what it considers to be in the best interests of the Corporation (including the right to amend this Article) irrespective of the provisions of the Certificate of Incorporation or of the By-Laws.


                                 ARTICLE VIII
                                   OFFICERS

          Section 1. The officers of the Corporation shall be chosen by the Board of Directors, shall include a Chief Executive Officer and a President, and may include a Chairman of the Board (who shall be selected from the directors then serving), one or more Vice Chairmen of the Board (who shall be selected from the directors then serving), one or more Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, respectively, a General Counsel, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and a Controller. Any number of offices may be held by the same person, but if an instrument is required by law to be executed, acknowledged or verified by two or more officers, no officer shall execute, acknowledge or verify such instrument in more than one capacity for such purpose.

          Section 2. Without limiting the right of the Board of Directors to choose officers of the Corporation at any time when vacancies occur or when the number of officers is increased, the Board of Directors at the first meeting after each annual meeting of stockholders shall choose a Chief Executive Officer, a President and such other officers as shall be designated at such time, including, if so designated, a Chairman of the Board, one or more Vice Chairmen of the Board, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, respectively, a General Counsel, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and a Controller. None of said officers, except the Chairman of the Board, and Vice Chairmen of the Board, need be members of the Board.

          Section 3. The Board of Directors may choose such other officers and agents as it shall deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors, or, in the absence of exact specification or limitation thereof by the Board of Directors, as the Chief Executive Officer may determine from time to time. Subject to the below provisions, each of the officers of the Corporation elected by the Board of Directors or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by the By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by the By-Laws or by the Board of Directors or such

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

appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

          Section 4. The salaries of all officers of the Corporation and of its wholly owned subsidiaries, other than his own salary, shall be determined by the Chief Executive Officer but shall be reviewed from time to time by an Executive Compensation Committee appointed by the Board of Directors from among its members. The Executive Compensation Committee shall recommend to the Board of Directors such changes in the officers' salaries as fixed by the Chief Executive Officer as it may deem appropriate and the Board of Directors shall instruct the Chief Executive Officer to implement those of the recommended changes which it approves. The salary of the Chief Executive Officer shall be determined by the Board of Directors.

          Section 5. The officers of the Corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the whole Board of Directors.


                                  ARTICLE IX
                             CHAIRMAN OF THE BOARD

          Section 1. The Chairman of the Board shall do and perform such duties as may from time to time be assigned to him by the Board of Directors or the Chief Executive Officer.


                                   ARTICLE X
                            CHIEF EXECUTIVE OFFICER

          Section 1. The Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors, and shall be a member, ex officio, of all committees, except the Audit, Finance, Stock Option and Executive Compensation committees. The Chief Executive Officer shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the Board of Directors and of the committees thereof are carried into effect.

          Section 2. The Chief Executive Officer shall have authority, which he may delegate, to execute certificates of stock, bonds, deeds, powers of attorney, mortgages and other contracts, under the seal of the Corporation, unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly and exclusively delegated by the Board of Directors to some other officer or agent of the Corporation.

                                  ARTICLE XI
                          VICE CHAIRMAN OF THE BOARD

          Section 1. In the absence of the Chief Executive Officer, the Vice Chairman (or, if there exists more than one Vice Chairman, the Vice Chairman designated by the Board of Directors) shall serve as the Chief Executive Officer of the Corporation. The Vice Chairmen of the Board shall advise and counsel with the Chief Executive Officer and with other officers of the Corporation, and each shall do and perform such other duties as may from time to time be assigned to him by the Board of Directors or the Chief Executive Officer.

          Section 2. Any Vice Chairman of the Board, to the extent delegated by the Chief Executive Officer or the Board of Directors, may execute certificates of stock, bonds, deeds, powers of attorney, mortgages and other contracts under the seal of the Corporation, unless required by law to be otherwise signed and executed and unless the signing and execution thereof be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.


                                  ARTICLE XII
                                   PRESIDENT

          Section 1. The President shall be the chief operating officer of the Corporation.

          Section 2. The President shall have the authority, which he may delegate, to execute certificates of stock, bonds, deeds, powers of attorney, mortgages and other contracts, under the seal of the Corporation, unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly and exclusively delegated by the Board of Directors or the Chief Executive Officer to some other officer or agent of the Corporation.


                                 ARTICLE XIII
                                VICE PRESIDENTS

          Section 1. There may be one or more Executive Vice Presidents, one or more Senior Vice Presidents, and such other Vice Presidents, with or without other such special designations, as may be elected by the Board of Directors from time to time.

          Section 2. The Executive Vice Presidents and each of the Vice Presidents shall have the authority to sign certificates of stock, bonds, deeds, mortgages and other contracts, unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly and exclusively delegated by the Board of Directors or the Chief

Executive Officer to some other officer or agent of the Corporation, and perform such duties and exercise such powers as the Board of Directors or the Chief Executive Officer shall prescribe.


                                  ARTICLE XIV
                                   SECRETARY

          Section 1. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for all committees of the Board of Directors when required. He shall give, or cause to be given, all required notices of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he shall be. He shall be responsible for keeping in safe custody the seal of the Corporation, and when such is proper, he shall affix the same to any instrument requiring it, and when so affixed, it shall be attested by his signature or by the signature of an Assistant Secretary.

          Section 2. The Assistant Secretaries in the absence or disability of the Secretary shall perform and exercise the powers of the Secretary and shall perform such further duties as may be prescribed by the Secretary, the Board of Directors or the Chief Executive Officer.


                                  ARTICLE XV
                                   TREASURER

          Section 1. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors or the Chief Executive Officer.

          Section 2. The Treasurer shall: (a) endorse or cause to be endorsed in the name of the Corporation for collection the bills, notes, checks or other negotiable instruments received by the Corporation, (b) sign or cause to be signed all bills, notes, checks or other negotiable instruments issued by the Corporation and (c) pay out or cause to be paid out money, as the Corporation may require, taking proper vouchers therefor; provided, however, that the Board of Directors and the Chief Executive Officer may by resolution delegate, with or without power to re-delegate, any and all of the foregoing duties of the Treasurer to other officers, employees or agents of the Corporation, and to provide that other officers, employees and agents shall have power to sign bills, notes, checks, vouchers, orders, or other instruments on behalf of the Corporation. The Treasurer shall render to the Chief Executive Officer and to the Board of Directors, whenever they may require it, an account of his transactions as Treasurer.

          Section 3. The Treasurer shall give the Corporation a bond if required by the Board of Directors in a sum, and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of his office and for the restoration of the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

          Section 4. The Assistant Treasurers in the absence or disability of the Treasurer shall perform and exercise the powers of the Treasurer and shall perform such further duties as may be prescribed by the Treasurer, the Board of Directors or the Chief Executive Officer.


                                  ARTICLE XVI
                                  CONTROLLER

          Section 1. The Controller shall have charge of the Corporation's books of account, records and auditing, and shall be subject in all matters to the control of the Board of Directors and the Chief Executive Officer.


                                 ARTICLE XVII
                VACANCIES AND DELEGATION OF DUTIES OF OFFICERS

          Section 1. If the office of any officer or agent, one or more, becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the Board of Directors may choose a successor or successors, who shall, unless the Board of Directors otherwise specifies, hold office for the unexpired term in respect of which such vacancy occurred, or until his successor shall be elected.

          Section 2. In case of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officers and/or directors; provided a majority of the entire Board of Directors concurs therein.


                                 ARTICLE XVIII
                            STOCK AND STOCKHOLDERS

          Section 1. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation's stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate as provided in Article XVIII,
Section 2 of these By-Laws, or as otherwise permitted by law, representing the number of shares registered in certificate form.

          Section 2. The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder's name and number of shares and shall be signed by the Chairman of the Board, Chief Executive Officer, Vice Chairman of the Board, President or a Vice President, and the Secretary or an Assistant Secretary. Any and all signatures on a stock certificate may be a facsimile.

          Section 3. Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation will issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of uncertificated shares will be made on the records of the Corporation as may be provided by law.

          Section 4. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of Delaware.

          Section 5. A new certificate of stock of the Corporation may be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed.

          The Board of Directors may from time to time prescribe the terms and conditions under which such new certificates may be issued. Among other things, the Board of Directors may require that the owner of the allegedly lost, stolen or destroyed certificate, or his legal representatives, submit proper evidence in writing and under oath that the alleged loss, theft, or destruction actually occurred, and may require that such owner or representatives give the Corporation a bond, satisfactory to the Corporation as to form and security, sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors or of any officer of the Corporation to whom the Board of Directors may delegate appropriate authority, it is proper to waive the bond requirement.

                                  ARTICLE XIX

                  INSPECTION OF BOOKS, CHECKS AND FISCAL YEAR

          Section 1. The Board of Directors shall determine from time to time whether, and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may by statute be specifically open to inspection), or any of them, shall be open to the inspection of the stockholders, and the stockholders' rights in this respect are and shall be restricted and limited accordingly.

          Section 2. Checks or demands for money and notes of the Corporation may be signed by such officer or officers or such person or persons other than those herein authorized and in such manner as the Board of Directors or the Chief Executive Officer may from time to time provide.

          Section 3. The fiscal year shall begin the first day in January of each year and end the following December 31.


                                  ARTICLE XX
                          DIRECTORS' ANNUAL STATEMENT

          Section 1. The Board of Directors shall present at each annual meeting a full and clear statement of the business and condition of the Corporation.


                                  ARTICLE XXI
                                    NOTICES

          Section 1. Whenever under the provisions of the Certificate of Incorporation or of these By-Laws notice (which as herein used shall include also annual reports, proxy statements and solicitations and other communications to holders of the Corporation's securities) is required to be, or may be, given to any director, officer, stockholder or other person, it may, unless legally controlling provisions prohibit the same, be given in writing, by mail, by depositing the same in any U.S. post office or letter-box, in a postpaid sealed wrapper addressed to such person to whom the notice may be, or is required to be given, at such address as appears on the books of the Corporation, and all notices given in accordance with the provisions of this Article shall be deemed to be given at the time when the same shall be thus mailed.

          Section 2. Should a person who is a stockholder own shares evidenced by more than one stock certificate, nevertheless only one notice (when any is required to be, or may be, given to holders of shares of any or all classes) shall be, in the sole discretion of the Corporation, required to be mailed and if different addresses as to such person are recorded on the Corporation's stock ledger the notice may be mailed to the address that appears to have been given latest in time unless the stockholders shall have expressly directed otherwise in writing to the Secretary of the Corporation, nor shall variations in the designation of the name or identity of any one stockholder require the mailing of more than one notice to any one stockholder, which may be mailed to any one of the names or designations that may so appear in the Corporation's stock ledger with respect to such stockholder; and, at the sole discretion of the Corporation, the distribution of dividend payments may be, unless a stockholder shall expressly request multiple distributions strictly in accordance with the stock ledger record of his multiple ownerships, handled in accordance with or so as not to be repugnant to the purpose of the above provisions, which is to avoid the expenditure by the Corporation of effort, time and expense in such matters that might have been avoided had the recording of a stockholder's name and/or address incident to his multiple record ownership of shares been effected accurately, uniformly and consistently.

          Section 3. Any stockholder, director or officer may waive in writing or otherwise any notice required to be given under the provisions of pertinent statutes or of the Certificate of Incorporation or of these By-Laws. A waiver of notice in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such notice.


                                 ARTICLE XXII
                                INDEMNIFICATION

          Section 1. The Corporation shall, to the full extent permitted by the Laws of the State of Delaware as then in effect or, if less stringent, in effect on December 31, 1985 ("Delaware Law"), indemnify any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation, by reason of the fact that the Indemnitee is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee, partner, or other agent of any other enterprise or legal person (any such action, suit or proceeding being herein referred to as a "Legal Action") against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Legal Action or its investigation, defense or appeal (herein called "Indemnified Expenses"), if the Indemnitee has met the standard of conduct necessary under Delaware Law to permit such indemnification. Rights to indemnification shall extend to the heirs, beneficiaries, administrators and executors of any deceased Indemnitee.

          For purposes of this Section, reference to "any other enterprise or legal person" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

          The Indemnified Expenses shall be paid by the Corporation in advance as shall be appropriate to permit Indemnitee to defray such expenses currently as incurred, provided the Indemnitee agrees in writing that in the event it shall ultimately be determined as provided hereunder that Indemnitee was not entitled to be indemnified, then Indemnitee shall promptly repay to the Corporation such amounts so paid. The prepayment of expenses as provided for in this Section 1 shall be authorized by the Board of Directors in the specific case unless the Board of Directors receives within thirty (30) days of the Indemnitee's request for indemnification an opinion of counsel selected in the manner provided for in Section 2 of this Article XXII that there is no reasonable basis for a belief that the Indemnitee's conduct met the requisite standard of conduct. The fees of such counsel and all related expenses shall, in all cases, be paid by the Corporation.

          Section 2. The determination of whether Indemnitee has met the standard of conduct required to permit indemnification under this By-Law shall in the first instance be submitted to the Board of Directors of the Corporation. If the Board by a majority vote of a quorum consisting of directors who were not parties to such Legal Action determines Indemnitee has met the required standard of conduct such determination shall be conclusive; but if such affirmative majority vote is not given, then the matter shall be referred to independent legal counsel for determination. Such outside counsel shall be selected by agreement of the Board of Directors and Indemnitee or, if they are unable to agree, then by lot from among those New York City law firms which (i) have more than 100 attorneys, (ii) have a substantial practice in the corporate and securities areas of law, (iii) have not performed any services for the Corporation or any of its subsidiaries or affiliates for at least five (5) years and (iv) have a rating of "av" in the then current Martindale-Hubbell Law Directory. The fees and expenses of counsel in connection with making this determination shall be paid by the Corporation.

          Notwithstanding the foregoing, if dissatisfied with the determination so made by counsel, Indemnitee may within two (2) years thereafter, petition any court of competent jurisdiction to determine whether Indemnitee is entitled to indemnification under the provisions hereof and such court shall thereupon have the exclusive authority to make such determination. The Corporation shall pay all expenses (including attorneys' fees) actually incurred by Indemnitee in connection with such judicial determination.

          The termination of any Legal Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not meet the requisite standard of conduct; however, a successful defense of a Legal Action by Indemnitee on the merits or otherwise shall conclusively establish Indemnitee did meet such standard of conduct notwithstanding any previous determination to the contrary under thin Section 2.

          Section 3. The indemnification and advance payment of expenses as provided in this Article XXII shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under any provision of law, the Certificate of Incorporation, any By-Law or otherwise.

          Section 4. If any provision of this Article XXII shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article XXII shall not in any way be affected or impaired thereby.

          Section 5. Any amendment, repeal or modification of these By-Laws, the Corporation's Certificate of Incorporation or any applicable provision of Delaware Law, or any other instrument, which eliminates or diminishes the indemnification rights provided for in this Article XXII shall be ineffective as against an Indemnitee with respect to any Legal Action based upon actions taken or not taken by the Indemnitee prior to such repeal or the adoption of such modification or amendment. The provisions of this By-Law shall be applicable to all Legal Actions made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this By-Law shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this By-Law and the relevant provisions of Delaware Law and other applicable law, if any, are in effect. If any provision of this By-Law shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this By-Law shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this By-Law, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to this By-Law shall be made to the fullest extent permitted by law.


                                 ARTICLE XXIII
                                  AMENDMENTS

          Section 1. These By-Laws may be altered or amended or repealed, in whole or in part: By the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to a vote thereat, at any regular or special meeting of the stockholders, or by the affirmative vote of a majority of the Board of Directors in attendance at any regular or special meeting of the Board of Directors; provided, however, that, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 75 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 8 and Section 11 of Article III, Sections 2 and 6 of Article IV or this proviso to this Article XXIII of these By-Laws or to adopt any provision inconsistent with any of such Sections or with this proviso.

                                                                 Exhibit 5.11
                                                      To the Merger Agreement

                        FORM OF ORYX AFFILIATE'S LETTER


                                                             ___________, 199_

Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma  73102

Ladies and Gentlemen:

          Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 1998 (the "Merger Agreement"), between Kerr-McGee Corporation ("Kerr-McGee") and Oryx Energy Company ("Oryx"), Oryx shall be merged with and into Kerr-McGee (the "Merger"), and each share of common stock, par value $1.00 per share, of Oryx ("Oryx Common Stock") issued and outstanding after giving effect to the Reverse Split and immediately prior to the Effective Time shall be converted into the right to receive one share of common stock, par value $1.00 per share, of Kerr-McGee ("Kerr-McGee Common Stock"). Capitalized terms used herein and not defined have the meanings assigned to them in the Merger Agreement.

          The undersigned has been advised that as of the date the Merger is submitted to stockholders of Oryx for approval, the undersigned may be an "affiliate" of Oryx, (i) as the term is defined for purposes of paragraph (c) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and Accounting Series Releases 130 and 135, as amended, of the Commission, although nothing contained herein shall be construed as an admission of either such fact, or as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

          The undersigned hereby represents, warrants and covenants with and to Kerr-McGee that if the undersigned receives any Kerr-McGee Common Stock as a result of the Merger:

          (A) The undersigned will not sell, transfer or otherwise dispose of such Kerr-McGee Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may hereafter from time to time be amended), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Kerr-McGee, or under a "no-action" or interpretive letter obtained by the undersigned from the Commission, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          (B) The undersigned understands that Kerr-McGee is under no obligation to register the sale, transfer or other disposition of shares of Kerr-McGee Common Stock by the undersigned or on the undersigned's behalf under the Securities Act.

          (C) The undersigned further represents, warrants and covenants with and to Kerr-McGee that the undersigned will not sell, transfer or otherwise dispose of his or her interests in, or reduce his or her risk (as contemplated by Commission Accounting Series Release No. 135) relative to, any shares of Oryx Common Stock or Kerr-McGee Common Stock beneficially owned by the undersigned during the period commencing 30 days prior to the Effective Time and ending at such time as Kerr-McGee notifies the undersigned that results covering at least 30 days of combined operations of Kerr-McGee after the Merger have been published by Kerr-McGee, which Kerr-McGee agrees to publish in accordance with the terms of the Merger Agreement, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of such combined operations.

          (D) The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Oryx and Kerr-McGee that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

          (E) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the capital stock of Oryx or Kerr-McGee, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for Oryx.

          This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.



                                        Very truly yours,


                                        _____________________
                                        Name:

                                        [add below the signatures of all
                                        registered owners of shares deemed
                                        beneficially owned by the affiliate]

                                        _____________________
                                        Name:

                                        _____________________
                                        Name:

                                        _____________________
                                        Name:



          Please indicate your agreement with the foregoing by signing the acknowledgment below and returning this letter agreement to the undersigned, whereupon this letter agreement shall become an effective agreement between Kerr-McGee and the undersigned.


Acknowledged this ___ day of
___________, 199_.


KERR-McGEE CORPORATION


By:_____________________
   Name:
   Title:



                                      -3-